Exhibit 2.1

EXECUTION COPY

____________________

STOCK PURCHASE AGREEMENT

____________________

Between

ROHM AND HAAS COMPANY

and

K+S AKTIENGESELLSCHAFT

Dated as of April 1, 2009

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS

SECTION 1.01.	Certain Defined Terms	1
SECTION 1.02.	Definitions	11
SECTION 1.03.	Interpretation and Rules of Construction	12

ARTICLE II

PURCHASE AND SALE

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE SELLER

i

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

ARTICLE V

ADDITIONAL AGREEMENTS

ARTICLE VI

EMPLOYEE MATTERS

ARTICLE VII

TAX MATTERS

ARTICLE VIII

CONDITIONS TO CLOSING

SECTION 8.01.	Conditions to Obligations of the Seller	55
SECTION 8.02.	Conditions to Obligations of the Purchaser	56

ARTICLE IX

INDEMNIFICATION

ARTICLE X

TERMINATION

SECTION 10.01.	Termination	65
SECTION 10.02.	Effect of Termination	66

ARTICLE XI

GENERAL PROVISIONS

EXHIBITS

1.01(a)	Form of Closing Statement

1.01(b)	Form of Guarantee

1.01(c)	Seller’s Knowledge

2.02(b)	Allocation of Purchase Price

5.16	Form of MII Legal Entity Agreement

STOCK PURCHASE AGREEMENT, dated as of April 1, 2009, between ROHM AND HAAS COMPANY, a Delaware corporation (the “Seller”), and K+S AKTIENGESELLSCHAFT, a German stock corporation (Aktiengesellschaft) (the “Purchaser”).

WHEREAS, the Seller owns, directly or indirectly, (a) all of the issued and outstanding shares (the “Company Shares”) of common stock, par value $1.00 per share, of Morton International, Inc., an Indiana corporation (the “Company”), and (b) all of the issued and outstanding shares (the “Holdco Shares”, and together with the Company Shares, the “Shares”) of common stock, par value DKK1,000.00 per share, of Rohm and Haas Denmark China Salt Holdings ApS, a Denmark company (“Holdco”), formed for the purpose of holding a 45% equity interest (the “JV Interest”) in Morton China National Salt (Shanghai) Salt Co., Ltd., a Chinese joint venture company (the “China JV”); and

WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the Shares, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Seller and the Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.  Certain Defined Terms.  For purposes of this Agreement:

“Action” means any claim, action, demand, lawsuit, arbitration, inquiry, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, including civil, criminal, administrative or regulatory, whether at law or in equity.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Affiliated Group” means an affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under similar provisions of US state or local law.

“Agreement” or “this Agreement” means this Stock Purchase Agreement between the parties hereto (including the Exhibits hereto and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 11.07.

“Ancillary Agreements” mean the Transition Services Agreement, the MII Legal Entity Agreement, the Guarantee and the Replacement Note.

“Business” means the Morton Entities’ business of mining, extracting, producing, transporting and supplying Salt products serving the premium branded consumer, industrial and highway de-icing markets primarily in the US, Bahamas, Canada and China.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York or Frankfurt, Germany.

“Closing Working Capital” means the Current Assets minus the Current Liabilities determined, in each case, as of the open of business on the Closing Date.

“Code” means the US Internal Revenue Code of 1986, as amended from time to time.

“Company Indebtedness” means (i) the consolidated amount of Indebtedness of the Group and (ii) the amount of Indebtedness, if any, of Holdco, in each case at Closing.

“Competition Act” means Part IX of the Competition Act (Canada), as amended, and includes the regulations promulgated thereunder.

“Confidential Information Memorandum” means the Confidential Information Memorandum, dated March 2009, provided in connection with the transactions contemplated by this Agreement.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Conveyance Taxes” means any sales, use, transfer, conveyance, ad valorem, stamp, stamp duty, recording or other similar tax, fee or charge imposed by any Governmental Authority upon the sale, transfer or assignment of real, personal, tangible or intangible property or any interest therein, or upon the recording of any such sale, transfer or assignment, together with any interest, additions or penalties in respect thereof.

“Credit Sensitive Debentures” means the Company’s 9¼% Credit Sensitive Debentures due June 1, 2020, issued pursuant to the Indenture, dated as of June 1, 1990 (as supplemented by the First Supplemental Indenture, dated as of April 28, 1997, among the Company, New Morton International, Inc. and First Trust National Association and by the Supplemental Indenture, dated July 3, 2003, among the Company, the Seller and J.P. Morgan Trust Company, National Association), between Morton International, Inc. and Continental Bank, National Association, as Trustee.

“Current Assets” means the total amount of each of the line items specified as “Current Assets” in Exhibit 1.01(a), determined, in each case, as of the open of business on the Closing Date, with respect to the Morton Entities on a consolidated basis.

“Current Liabilities” means the total amount of each of the line items specified as “Current Liabilities” in Exhibit 1.01(a), determined, in each case, as of the open of business on the Closing Date, with respect to the Morton Entities on a consolidated basis.

“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date of this Agreement, delivered by the Seller to the Purchaser in connection with this Agreement.

“Dow” means The Dow Chemical Company, a Delaware corporation.

“Dow Consolidated Group” means the consolidated group of which Dow is the parent.

“Ecuador JV” means Ecuatoriana de Sal y Productos Quimicos C.A., an Ecuadorian joint venture company.

“Ecuador II JV” means Morfecor, C.A., an Ecuadorian joint venture company.

“Encumbrance” means any security interest, charge, pledge, hypothecation, mortgage, lien or encumbrance of any kind, other than any license of, option to license, or covenant not to assert claims of infringement, misappropriation or other violation with respect to, Intellectual Property.

“Environmental Law” means any Law that relates to (a) pollution or the protection of the environment (including natural resources), (b) exposure to Hazardous Material or (c) human health.

“Environmental Permit” means any permit, approval, registration, identification number or license that a Morton Entity is required to possess under Environmental Law.

“Excluded Taxes” means (i) Taxes imposed on, payable by or attributable to the income of any Morton Entity or Holdco for a Pre-Closing Period or Code Section 481(a) adjustment resulting from an accounting method change in a Pre-Closing Period, (ii) with respect to any Straddle Period, Taxes imposed on, payable by or attributable to the income of any Morton Entity or Holdco which are allocable, pursuant to Section 7.01(b), to the portion of such period ending on the Closing Date and (iii) without duplication, any Taxes imposed on any gain recognized on the sale of the Company Shares hereunder (provided, however, that Excluded Taxes shall not include Taxes (A) resulting from any act, transaction or omission outside the ordinary course of business of the Purchaser or any Morton Entity, any JV Entity or Holdco occurring after the Closing Date or any act, transaction or omission occurring after Closing on the Closing Date, or (B)  that would not have been imposed but for the Purchaser’s failure to satisfy any of its obligations pursuant to this Agreement).

“Final Closing Statement” means the statement setting forth the Purchase Price, the Company Indebtedness and the Closing Working Capital as agreed or determined pursuant to the procedures set forth in Section 2.06.

“GAAP” means US generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Governing Documents” means the charter, organizational and other documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, and shall include:  (a) in respect of a corporation, its certificate or articles of incorporation or association and/or its by-laws; (b) in respect of a partnership, its certificate of partnership and its partnership agreement; and (c) in respect of a limited liability company, its certificate of formation and operating or limited liability company agreement.

“Governmental Authority” means any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, penalty, stipulation, determination or award entered by or with any Governmental Authority.

“Group” means the Company and its consolidated Subsidiaries.

“Guarantee” means a guarantee from Dow in favor of the Purchaser Indemnified Parties in the form of Exhibit 1.01(b).

“Hazardous Material” means (a) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls and (b) any other chemicals, materials or substances defined or regulated as toxic or hazardous or as a pollutant or contaminant under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to the Group and Holdco, each of the line items specified as “Indebtedness” in Exhibit 1.01(a), and to the extent not included therein, without duplication:  (i) the principal of and any premium in respect of indebtedness for borrowed money, including any accrued interest and any cost or penalty associated with prepaying any such indebtedness, and including any such obligations evidenced by bonds, debentures, notes or inventory financing or similar obligations or any guarantee of the foregoing, (ii) all capitalized lease obligations that are classified as a balance sheet liability in accordance with GAAP, (iii) all reimbursement or similar obligations in respect of letters of credit, bank guarantees or similar obligations, (iv) all indebtedness arising out of overdrafts, acceptance credit or similar facilities, (v) any accrued and unpaid purchase price obligations related to acquisitions of the capital stock or assets of any third Person, (vi) all guaranties, endorsements, assumptions and other contingent obligations in respect of indebtedness for borrowed money of any other Person other than a Morton Entity, (vii) any Pension Deficit Amount and (viii) any Post-Retirement Welfare Amount; provided, however, the Credit Sensitive Debentures and any accrued and unpaid interest thereon shall not be considered Indebtedness for purposes of this definition or the preparation of the Initial Closing Statement or the Final Closing Statement.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means the Seller pursuant to Section 9.02 and the Purchaser pursuant to Section 9.03, as the case may be.

“Initial Closing Statement” means a statement setting forth the Purchaser’s determination of the Purchase Price, Company Indebtedness and the Closing Working Capital prepared in accordance with the provisions of Section 2.06.

“Intellectual Property” means (a) patents and patent applications (including reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) Registered or applied for in the United States of America (“US”) and any other nations throughout the world, and national and multinational statutory invention registrations, (b) trademarks, service marks, trade dress, Internet domain names, trade names and corporate names (whether or not Registered) in the US and any other nations throughout the world, including registrations and applications for registration of the foregoing and any goodwill associated therewith, (c) copyrights (whether or not Registered) and registrations and applications for registration thereof in the US and any other nations throughout the world, including copyrights in computer software, and (d) trade secrets.

“JV Entities” means each of (a) the Ecuador JV, (b) the Ecuador II JV and (c) the China JV.

“Law” means any federal, national, supranational, state, provincial, local or administrative statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured, or determined or determinable, asserted or unasserted, including those arising under any Law, Action or Governmental Order and those arising under any contract, lease, agreement, arrangement, commitment or undertaking (excluding liabilities with respect to Taxes and Conveyance Taxes).

“Licensed Intellectual Property” means all Intellectual Property licensed to a Morton Entity pursuant to the Morton IP Agreements.

“Material Adverse Effect” means any event, circumstance, occurrence, development, change in or effect on (any such item, an “Effect”) any Morton Entity that individually or, when taken together with all other Effects, is, or would reasonably be expected to be, (A) materially adverse to the business, assets, liabilities, results of operations or the financial condition of the Morton Entities, taken as whole, or that (B) prevents or materially delays the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a “Material Adverse Effect” or a breach of a representation, warranty, covenant or agreement that is qualified by the term “Material Adverse Effect”:  (a) events, circumstances, changes or effects that generally affect the industries or segments thereof in which the Business operates (including legal and regulatory changes), (b) general business, economic or political conditions (or changes therein) or events, circumstances, changes or effects affecting the securities markets generally, (c) changes arising from the consummation of the transactions contemplated by, or the announcement of the execution of, or any action taken pursuant to or in furtherance of, this Agreement or at the request of the Purchaser, including, to the extent arising therefrom, (i) any actions of competitors, (ii) any actions taken by or losses of employees, customers, suppliers, landlords or distributors, (iii) any delays or cancellations of orders for products or services, or (iv) any actions taken in connection with obtaining regulatory consents or approvals (d) any event, circumstance, change or effect caused by acts of terrorism or war (whether or not declared) occurring after the date of this Agreement, (e) changes or modifications in GAAP or applicable Law or interpretations thereof and (f) the failure by the Morton Entities to meet any estimates, expectations, projections or budgets (but not, the underlying causes of such failure); provided, that in the cases of clauses (a) and (b), such Effects shall not be excluded from the definition of “Material Adverse Effect” hereunder to the extent that such Effects, individually or in the aggregate, have a materially disproportionate effect on the Morton Entities, taken as a whole.

“Mine” means the mines listed in Section 1.01(a) of the Disclosure Schedule.

“Morton Employee” means each current or former employee or director of the Morton Entities.

“Morton Entities” means each of the Company and the Subsidiaries, but not including JV Entities.

“Morton Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.

“Morton IP Agreements” means licenses of Intellectual Property (a) from any Morton Entity to a third party, excluding licenses to customers and end users granted in the ordinary course of business, and (b) to any Morton Entity from a third party, excluding “shrink-wrap” and “click-wrap” licenses and licenses of generally commercially available software.

“Neutral Accountant” means KPMG LLP.

“Non-Business Assets” means any asset of any Morton Entity or Holdco (other than any JV entity) as at Closing that is not used in the conduct of the Business.

“Non-Business Liability” means (A) (i) any Liability of any Morton Entity or Holdco at Closing to the extent it does not relate to the Business and (ii) any Liability arising from (i) above in each case other than any Pre-Closing Environmental Liability and (B) any such Liability (in (A) above) transferred to, assumed by or imposed upon any Purchaser Reorganization Transferee.

“Objection Deadline Date” means the date 30 days after delivery by the Purchaser to the Seller of the Initial Closing Statement.

“Owned Intellectual Property” means all Intellectual Property owned by a Morton Entity.

“Pension Deficit Amount” means: (a) the difference between the projected benefit obligation as defined by SFAS No. 87 under the Pension Plan for the Morton Bahamas Limited Employees as of the Closing Date, determined using the assumptions used in the 12/31/2008 year-end SFAS No. 158 plan disclosures for the Pension Plan for the Morton Bahamas Limited Employees, except that the discount rate actually used by such plan in such year-end disclosures shall be updated to reflect any changes in such discount rate between year-end and Closing, and the fair market value of the assets of the Pension Plan for the Morton Bahamas Limited Employees as of the Closing Date; plus (b) the difference between the projected benefit obligation as defined by SFAS No. 87 under the Canadian Salt Company Limited Employees’ Pension Plan as of the Closing Date, determined using the assumptions used in the 12/31/2008 year-end SFAS No. 158 plan disclosures for the Canadian Salt Company Limited Employees’ Pension Plan, except that the discount rate actually used by such plan in such year-end disclosures shall be updated to reflect any changes in such discount rate between year-end and Closing, and the fair market value of the assets of the Canadian Salt Company Limited Employees’ Pension Plan as of the Closing Date; plus (c) the projected benefit obligation as defined by SFAS No. 87 under the Canadian Salt Company Limited Excess Pension Plan at the Closing Date, determined using the assumptions used in the 12/31/2008 year-end SFAS No. 158 plan disclosures for the Canadian Salt Company Limited Excess Pension Plan, except that the discount rate actually used by such plan in such year-end disclosures shall be updated to reflect any changes in such discount rate between year-end and Closing; plus (d) as to the Active Morton Employees who are active participants in the Morton International, Inc. Pension Plan for Collectively Bargained Employees (and, for the avoidance of doubt, for no other US-based Morton Employees) as of the Closing Date, the difference between the projected benefit obligation and the accumulated benefit obligation as defined by SFAS No. 87 under the Morton International, Inc. Pension Plan for Collectively Bargained Employees as of the Closing Date, determined using the assumptions used in the 12/31/2008 year-end SFAS No. 158 plan disclosures for the Morton International, Inc. Pension Plan for Collectively Bargained Employees, except that the discount rate actually used by such plan in such year-end disclosures shall be updated to reflect any changes in such discount rate between year-end and Closing.

“Permits” means all franchises, grants, approvals, licenses, permits, awards, determinations, registrations, identification numbers, rights related to mining, exploration, surface and water, variances, consents, certificates and other authorizations of any Governmental Authority.

“Permitted Encumbrances” means (a) statutory liens for Taxes not yet due or delinquent (or which may be paid without interest or penalties) or which are being contested in good faith and for which appropriate provision has been made, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Seller or any Morton Entity, as the case may be, (c) any Encumbrances that would be set forth in any title policies, endorsements, title commitments, title certificates and/or title reports relating to the Seller’s interests in real property, zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities which do not materially interfere with the use of the assets of the Morton Entities as conducted at the date of this Agreement, (d) all covenants, conditions, restrictions, easements, rights-of-way, other Encumbrances and other similar matters of record set forth in any state, local or municipal franchise under which the

Morton Entities conduct their business, (e) any internal leases, subleases, occupancy agreements or licenses between any of the Morton Entities, (f) minor encroachments including but not limited to foundations and retaining walls, (g) minor variations, if any, between tax lot lines and property lines, and (h) minor deviations, if any, of fences or shrubs from designated property lines.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Post-Closing Legal Entity Transfer Right” means the right of the Purchaser to convey the Shares of the MII Legal Entity (as defined in the MII Legal Entity Agreement) to the Seller pursuant to the MII Legal Entity Agreement.

“Post-Retirement Welfare Amount” means the value, at the Closing, of the accumulated postretirement benefit obligations (as defined by SFAS No. 106) under any of the Transferred Plans related to medical or health benefits, or life insurance or other benefits (through insurance or otherwise) for any Morton Employee in Canada or the Bahamas only or any eligible dependent or beneficiary of any Morton Employee in Canada or the Bahamas after his or her retirement or other termination of employment, determined using the assumptions used in the 12/31/2008 year-end SFAS No. 158 plan disclosures, except that the discount rate actually used by such plan in such year-end disclosures shall be updated to reflect any changes in such discount rate between year-end and Closing.

“Pre-Closing Environmental Liability” means any Liability relating to or arising from (a) (i) any pre-Closing Release of any Hazardous Material (A) by a Morton Entity or any predecessor of a Morton Entity or (B) at, on, in, from or migrating to or from any Owned Real Property or any real property formerly owned or operated by a Morton Entity or any predecessor of a Morton Entity, or (ii) any Release of any Hazardous Material at any real property to which, prior to Closing, a Morton Entity or any predecessor of a Morton Entity sent any such Hazardous Material for treatment, storage or disposal that, in the case of (i) or (ii) requires Remedial Action under applicable Environmental Law or results in a natural resource damage claim, (b) any violation of or non-compliance with any Environmental Law or Environmental Permit on or prior to Closing by a Morton Entity or any predecessor of a Morton Entity, (c) any Action against any Morton Entity or any Purchaser Reorganization Transferee relating to any violation or alleged violation of Environmental Law on or prior to Closing, (d) any pre-Closing exposure to any Hazardous Materials at any Owned Real Property or Leased Real Property, and any exposure to any Hazardous Materials from any product sold or distributed by a Morton Entity prior to Closing, (e) any contractual defense or indemnification obligation, in either case entered into prior to Closing, owed by a Morton Entity or any Purchaser Reorganization Transferee to a third party relating to any pre-Closing Release of any Hazardous Material or pre-Closing exposure to any Hazardous Material at any Owned Real Property or Leased Real Property, and (f) remediation, reclamation or rehabilitation of any mine that ceased operation prior to Closing, except to the extent that any such Liability in (f) (i) has been accounted for in the Business Financial Statements, or (ii) has been caused or exacerbated by the negligence of Purchaser.  For purposes of defining “Pre-Closing Environmental Liability” only, “mine” shall mean any real property, whether owned or leased, including subsurface, surface and the fixtures associated therewith, of the Morton Entities that is used for mining or extracting Salt.  Without limiting the foregoing, Pre-Closing Environmental Liability shall include any Liability relating to or arising from pre-Closing Releases of any Hazardous Materials, or any pre-Closing or post-Closing migration or leaching of such pre-Closing Released Hazardous Materials, at or from the Ventron/Velsicol Superfund Site in Wood-Ridge, New Jersey, the Berry’s Creek Study Area, the Moss Point, Mississippi plant site, the Kankakee, Illinois plant site, the plant sites divested by any Morton Entity to BASF prior to Closing, the Lower Passaic River Study Area and Newark Bay Study Area of the Diamond Alkali Superfund Site in Newark, New Jersey, the Fike/Artel Superfund Site in Nitro, West Virginia, the North Enterprise disposal site in Trenton, New Jersey, the disposal site in Kellet, South Carolina, and the Malone Services Company Superfund Site in Texas City, Texas, and the Goose Farm Superfund Site in Plumstead Township, New Jersey to the extent such migration or leaching is not caused by any action or negligent omission of Purchaser.

“Pre-Closing Period” means any taxable period ending on or prior to the Closing Date.

“Purchase Price Bank Account” means a bank account or accounts in the US to be designated by the Seller in a written notice to the Purchaser at least five (5) Business Days before the Closing.

“Purchaser Reorganization” means the transaction or series of transactions undertaken by the Purchaser and its Affiliates following the Closing in order to, among other things, transfer, directly or indirectly, all of the Salt Assets and Salt Liabilities to one or more Purchaser Reorganization Transferees.

“Purchaser Reorganization Transferee” means each Affiliate of the Purchaser that is a direct or indirect transferee of any Salt Assets, or that assumes any Salt Liabilities, in the Purchaser Reorganization.

“Reference Balance Sheet” means the consolidated balance sheet of the Business as of the Reference Balance Sheet Date.

“Reference Balance Sheet Date” means December 31, 2008.

“Reference Working Capital” means $215,000,000.

“Registered” means issued by, registered or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the US Department of Treasury with respect to the Code or other federal tax statutes.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon any air, soil, sediment, subsurface strata, surface water or groundwater.

“Relevant Proportion” means (i) 45% with respect to the China JV, (ii) 50% with respect to each of the Ecuador JV and the Ecuador II JV and (iii) 100% with respect to each Morton Entity and Holdco.

“Remedial Action” means any action required to investigate, clean up, remove or remediate, or conduct remedial or corrective actions with respect to, Hazardous Materials in the environment.

“Salt” means sodium chloride and potassium chloride.

“Salt Asset” means any asset used by any Morton Entity or Holdco in the conduct of the Business and each JV Entity.

“Salt Liabilities” means any Liability of any Morton Entity other than (i) any Non-Business Liability and (ii) any Pre-Closing Environmental Liability to the extent not relating to the Business.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller’s Knowledge”, “Knowledge of the Seller” has the meaning set forth in Exhibit 1.01(c).

“Straddle Period” means any taxable period beginning on or prior to the Closing Date and ending after the Closing Date.

“Subsidiaries” means the entities owned or controlled, directly or indirectly, by the Company and identified in Section 1.01(b) of the Disclosure Schedule.

“Tax” or “Taxes” means all income, capital gain, gross receipts, windfall profits, severance, property, production, ad valorem, sales, use, transfer, conveyance, stamp, recording, license, excise, net worth, franchise, capital, employment, withholding, workers’ compensation, unemployment insurance contributions and employment insurance contributions, goods and services, harmonized sales and other taxes, duties and similar imposts, however denominated, together with any interest, additions or penalties in respect thereof, imposed by any Governmental Authority (but excluding any Conveyance Taxes covered by Section 7.06).

“Tax Returns” means any and all returns, reports and forms (including elections, declarations, amendments, schedules, information returns or attachments thereto) required to be filed with a Governmental Authority with respect to Taxes.

“Third Party Assurances” means all guarantees, indemnities, counter-indemnities and letters of comfort of any nature given (i) to a third party by a Morton Entity in respect of any obligation of the Seller or any Affiliate of the Seller (other than a Morton Entity); and/or (as the context may require) (ii) to a third party by the Seller or any Affiliate of the Seller in respect of any obligation of a Morton Entity.

“2008 Company Financial Statements” means the audited consolidated balance sheet of the Company as of December 31, 2008 and the audited consolidated statements of income and cash flows of the Company for the annual period ended on December 31, 2008.

“Unresolved Objections” means the objections set forth on the Notice of Disagreement delivered to the Purchaser pursuant to Section 2.06 that remain unresolved pursuant to Section 2.06(e)(iii).

SECTION 1.02.  Definitions.  The following terms have the meanings set forth in the Sections set forth below:

Definition	Location

“Active Morton Employee”	6.01
“Bahamas Pension Plan”	6.03(b)
“Business Financial Statements”	3.06(a)
“Canadian Pension Plans”	6.03(b)
“China JV”	Recitals
“Claim”	7.03(a)
“Closing”	2.03
“Closing Date”	2.03
“Closing Overpayment”	2.06(f)(ii)
“Closing Underpayment”	2.06(f)(i)
“Company”	Recitals
“Company Financial Statements”	3.06(a)
“Company Shares”	Recitals
“Confidentiality Agreement”	5.03(a)
“Contest”	7.03(b)
“Core Matters”	9.01
“Cost-Effective Manner”	9.07(a)(iii)
“Designation”	2.07
“Designated Purchaser”	2.07
“Divestiture Action”	5.04(b)
“Effect”	1.01
“ERISA”	3.13(a)
“Estimated Purchase Price”	2.02(c)
“Existing Stock”	5.11(c)
“Holdco”	Recitals
“Holdco Shares”	Recitals
“Insurance Policies”	3.22
“JV Interest”	Recitals
“JV Shares”	3.03(b)
“Leased Real Property”	3.12(b)
“Loss”	9.02
“Material Contracts”	3.16(a)
“Material Permits”	3.10(b)

Definition	Location

“MII Legal Entity Agreement”	5.16
“MII Transfer End Date”	5.06
“Non-Business Insurance”	5.06
“Notice of Acceptance”	2.06(d)
“Notice of Disagreement”	2.06(d)
“Occurrence Policies”	5.06
“Owned Real Property”	3.12(a)
“Participants”	6.03(c)
“Plans”	3.13(a)
“Purchase Price”	2.02(a)
“Purchaser”	Preamble
“Purchaser Indemnified Party”	9.02
“Relevant Purchaser Employee”	5.13
“Replacement Note”	5.12
“Retained Names and Marks”	5.11
“Retained Real Properties”	5.10
“Seller”	Preamble
“Seller 401(k)/ESOP Plan”	6.03(c)
“Seller Indemnified Party”	9.03
“Seller Pension Plans”	6.03(a)
“Seller Reorganization”	5.10
“Seller Reorganization Transferee”	5.10
“Shares”	Recitals
“Subsidiary Shares”	3.03(b)
“Termination Date”	10.01(a)
“Third Party Claim”	9.05(b)
“Transferred Plan”	3.13(b)
“Transition Services Agreement”	5.05
“US”	1.01

SECTION 1.03.  Interpretation and Rules of Construction.  (a)  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(i)           when a reference is made in this Agreement to an Article, Section or Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Agreement;

(ii)           the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii)           whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv)        the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(v)          all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(vi)          the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(vii)         references to a Person are also to its successors and permitted assigns;

(viii)        the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and

(ix)           references to sums of money are expressed in lawful currency of the US of America, and “$” refers to US dollars.

(b)           Notwithstanding anything to the contrary contained in the Disclosure Schedule or in this Agreement or the Ancillary Agreements, the information and disclosures contained in any Section of Article III of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Section of Article III of the Disclosure Schedule as though fully set forth in such other section to the extent the relevance of such information to such other Section is reasonably apparent.  For the avoidance of doubt where a Section of the Disclosure Schedule is in the form of a list, such list shall not be deemed disclosure of any matters set forth in the documents set forth in such list, unless such matters are specifically referred to in such Section.  No reference to or disclosure of any item or other matter in any Section of this Agreement, including any Section of the Disclosure Schedule, shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement.  Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract, Law or Governmental Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

ARTICLE II

PURCHASE AND SALE

SECTION 2.01.  Purchase and Sale of the Shares.  Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, or cause one of its subsidiaries to sell, to the Purchaser, and the Purchaser shall purchase from the Seller, the Shares free and clear of all Encumbrances.

SECTION 2.02.  Purchase Price; Allocation of Purchase Price.  (a)  Subject to adjustment pursuant to Section 2.06, the purchase price for the Shares shall be the aggregate of

(i)	$1,675,000,000;

(ii)	minus the Company Indebtedness; and

(iii)
plus the amount of the difference between the Closing Working Capital and the Reference Working Capital if the Closing Working Capital is greater than the Reference Working Capital or minus the amount of such difference if the Closing Working Capital is less than the Reference Working Capital,

(such aggregate amount as so adjusted being the “Purchase Price”).

(b)           The Purchase Price shall be allocated among the Company Shares and the Holdco Shares as of the Closing in accordance with Exhibit 2.02(b).

(c)           No later than the seventh Business Day prior to the Closing Date, the Seller shall prepare and deliver to the Purchaser a statement containing the Seller’s good faith estimate of the Purchase Price (the “Estimated Purchase Price”), with a calculation showing the Seller’s estimate of each of the items set forth in Section 2.02(a).

SECTION 2.03.  Closing.  Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York at 10:00 a.m. New York time on the seventh Business Day following the satisfaction or waiver of the conditions to the obligations of the parties hereto set forth in Article VIII (other than conditions that by their nature are to be satisfied at Closing, and subject to the satisfaction or waiver of such conditions) or at such other place or at such other time or on such other date as the Seller and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

SECTION 2.04.  Closing Deliveries by the Seller.  At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

(a)           stock certificates evidencing the Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank, or other appropriate deed of transfer;

(b)           a counterpart of each of the Ancillary Agreements executed by each party thereto other than the Purchaser;

(c)           a receipt for the Estimated Purchase Price;

(d)           the certificate referenced in Section 8.02(a)(iv);

(e)           a certificate of the non-foreign status of the Seller pursuant to Section 1.1445-2(b)(2) of the Regulations;

(f)           a true and complete copy, certified by the Secretary or an Assistant Secretary of the Seller, of the resolutions duly and validly adopted by the Board of Directors of the Seller evidencing its authorization of the execution and delivery of this Agreement and the

Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby; and

(g)           a letter of resignation from the position of officer or director, as applicable, and release, duly executed by such officers and directors of any Morton Entity as the Purchaser may notify to the Seller in writing not less than five Business Days prior to Closing.

SECTION 2.05.  Closing Deliveries by the Purchaser.  At the Closing, the Purchaser shall deliver to the Seller:

(a)           the Estimated Purchase Price by wire transfer in immediately available funds to the Purchase Price Bank Account;

(b)           a counterpart of each of the Ancillary Agreements to be executed by the Purchaser, so executed;

(c)           a true and complete copy, certified by an officer of the Purchaser, of the resolutions duly and validly adopted by the supervisory board (Aufsichtsrat) of the Purchaser evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby; and

(d)           the certificate referenced in Section 8.01(a)(iii).

SECTION 2.06.  Adjustment of the Purchase Price.

(a)           Within 75 days after the Closing Date, the Purchaser shall prepare and deliver to the Seller the Initial Closing Statement.  The Initial Closing Statement shall contain only the line items set forth on Exhibit 1.01(a).  The Initial Closing Statement shall be prepared in accordance with accounting policies and practices consistent with those used in the preparation of the Business Financial Statements and, to the extent not inconsistent with the foregoing, GAAP.

(b)           From the Closing Date until the delivery of the Initial Closing Statement, in order to allow the Purchaser to satisfy its obligations under this Section 2.06, the Seller shall (i) provide, or cause to be provided, to the Purchaser and its officers, employees and authorized agents and representatives, including any accountants retained by the Purchaser, during normal business hours and upon reasonable prior notice, reasonable access to the books, records and working papers of the Seller to the extent that they relate to the Morton Entities or are otherwise reasonably required for the preparation of the Initial Closing Statement and (ii) procure, during normal business hours and upon reasonable prior notice, that the individuals employed by the Seller or its Affiliates who prepared or were responsible for the preparation of the Company Financial Statements and the Business Financial Statements shall be made available to respond to the reasonable inquiries of the Purchaser and its officers, employees and authorized agents and representatives and shall otherwise cooperate with, and provide reasonable assistance to, the Purchaser in connection with the preparation of the Initial Closing Statement.

(c)           During the 30 days immediately following the Seller’s receipt of the Initial Closing Statement, the Seller and its officers, employees and authorized agents and representatives, including any accountants retained by the Seller shall be permitted, during normal business hours and upon reasonable prior notice, reasonable access to the books, records and working papers of the Morton Entities and their Affiliates reasonably requested by the Seller, and the Purchaser shall procure, during normal business hours and upon reasonable prior notice, that the individuals employed by the Purchaser and the Morton Entities who prepared or were responsible for the preparation of the Initial Closing Statement shall be made available to the Seller and the Seller's accountants in order to respond to the reasonable inquiries of the Seller and its officers, employees and authorized agents and representatives.

(d)           The Seller shall deliver to the Purchaser on or before the Objection Deadline Date either a notice indicating that the Seller accepts the Initial Closing Statement (“Notice of Acceptance”) or a detailed written statement specifying those items or amounts with which the Seller disagrees in the Initial Closing Statement, together with a reasonably detailed description of the reasons for its objections to each such item or amount, and a calculation of the Purchase Price, Company Indebtedness and Closing Working Capital based on such objections (“Notice of Disagreement”).  If the Seller delivers to the Purchaser a Notice of Acceptance, or the Seller does not deliver a Notice of Disagreement on or before the Objection Deadline Date, then, effective as of the earlier of the date of delivery of such Notice of Acceptance or the Objection Deadline Date, the Initial Closing Statement shall be deemed to be the Final Closing Statement.  If the Seller timely delivers a Notice of Disagreement, only those matters specified in such Notice of Disagreement shall be deemed to be in dispute, and all other matters included in the Initial Closing Statement shall be final and binding upon the Purchaser and the Seller.

(e)           The objections set forth on the Notice of Disagreement shall be resolved as follows:

(i)           The Seller and the Purchaser shall first use reasonable efforts to resolve such objections.

(ii)           Any resolution by the Seller and the Purchaser as to such objections shall be final and binding on the parties hereto.

(iii)           If the Seller and the Purchaser do not reach a resolution of all objections set forth on the Notice of Disagreement within 30 days after delivery of such Notice of Disagreement, the Seller and the Purchaser shall, within 30 days following the expiration of such 30-day period, engage the Neutral Accountant, pursuant to an engagement agreement, including customary indemnities in favor of the Neutral Accountant if so requested, executed by the Seller, the Purchaser and the Neutral Accountant, to resolve any Unresolved Objections. The Neutral Accountant shall be engaged as expert not arbitrator.

(iv)           The Neutral Accountant shall be instructed only to resolve the Unresolved Objections and shall, in its sole discretion, be permitted to engage an independent actuary to assist in the resolution of, or to resolve, any of the Unresolved Objections, including, but not limited to, the determination of the Pension Deficit Amount and the Post-

Retirement Welfare Amount.  The Purchaser and the Seller shall cause the Neutral Accountant to make a final determination (which determination shall be binding on the parties hereto) of the Purchase Price, Company Indebtedness and the Closing Working Capital within 30 days from the date the Unresolved Objections were submitted to the Neutral Accountant, and such final determination shall be deemed the Final Closing Statement.  During the 30-day review by the Neutral Accountant, the Purchaser and the Seller shall each make available to the Neutral Accountant such individuals and such information, books and records as may be reasonably required by the Neutral Accountant to make its final determination.

(v)           The resolution by the Neutral Accountant of the Unresolved Objections shall be conclusive and binding upon the Seller and the Purchaser.  The Seller and the Purchaser agree that the procedure set forth in this Section 2.06(e) for resolving disputes with respect to the calculation of the Final Closing Statement shall be the sole and exclusive method for resolving any such disputes.

(vi)           The Seller and the Purchaser shall share the fees and expenses of the Neutral Accountant and any independent actuary engaged by the Neutral Accountant in the ratio determined by such Neutral Accountant which ratio shall reflect the inverse of the extent to which the relative position of the Purchaser in the Initial Closing Statement and the Seller in the Notice of Disagreement are reflected in the Final Closing Statement.

(f)           The Initial Closing Statement shall be deemed to be the Final Closing Statement and binding on the Purchaser and the Seller for the purposes of this Section 2.06 upon the earliest of (x) the delivery by the Seller of the Notice of Acceptance or the failure of the Seller to deliver the Notice of Disagreement by the Objection Deadline Date pursuant to Section 2.06(d), (y) the resolution of all disputes by the Seller and the Purchaser pursuant to Section 2.06(e)(ii) and (z) the resolution of all disputes pursuant to Section 2.06(e)(iv) by the Neutral Accountant.  Within five Business Days after the Final Closing Statement becomes or is deemed final and binding on the parties hereto, a payment shall be made as follows:

(i)           If the Purchase Price, calculated in accordance with Section 2.02(a), using the amounts of Company Indebtedness and of Closing Working Capital as shown on the Final Closing Statement, exceeds the Estimated Purchase Price (such difference, the “Closing Underpayment”), the Purchaser shall deliver to the Seller payment of an amount equal to such Closing Underpayment by wire transfer of immediately available funds to the Purchase Price Bank Account.

(ii)           If the Purchase Price, calculated in accordance with Section 2.02(a), using the amounts of Company Indebtedness and of Closing Working Capital as shown on the Final Closing Statement, is less than the Estimated Purchase Price (such difference, the “Closing Overpayment”), the Seller shall deliver to the Purchaser payment of an amount equal to such Closing Overpayment  by wire transfer of immediately available funds to a bank account designated in writing by Purchaser (such designation to be made at least three (3) Business Days prior to such payment).

(g)           Any payment required to be made by the Seller or the Purchaser pursuant to this Section 2.06 shall bear interest from the Closing Date through the date of payment at the interest rate per annum equal to the prime rate as published in The Wall Street Journal on the Friday before the payment is to be made.

(h)           If the delivery deadline date for the Initial Closing Statement or the Objection Deadline Date is a day that is not a Business Day, the applicable delivery deadline date shall be the immediately following Business Day.

SECTION 2.07.  Designated Purchaser.  After the date of this Agreement but not less than five (5) Business Days prior to the Closing Date, the Purchaser may, upon prior written notice to the Seller, designate (a “Designation”) either one or more wholly-owned subsidiaries of the Purchaser, whether or not existing as of the date hereof, as a “Designated Purchaser” hereunder (each such Person, a “Designated Purchaser”).  The Designation shall set forth:  (a) the name of the Designated Purchaser, (b) the jurisdiction of organization of the Designated Purchaser, (c) the Company Shares or Holdco Shares that the Designated Purchaser shall acquire at the Closing and (d) an acknowledgment of the Designation by the Designated Purchaser in accordance with the following sentence.  Upon the Designation, each Designated Purchaser shall be deemed a “Purchaser” for purposes of this Agreement in connection with the acquisition of such Shares (and any reference to “Purchaser” herein in connection therewith shall automatically be deemed to include reference to such Designated Purchaser) and such Designated Purchaser shall automatically be assigned the rights and obligations under this Agreement necessary in connection with such Designation; provided, that following such Designation:  (i) the Purchaser shall be jointly and severally liable with each such Designated Purchaser (on the one hand) to the Seller (on the other hand) for all such rights and obligations so assigned to such Designated Purchaser and (ii) the Purchaser shall cause each Designated Purchaser to appoint either the Purchaser or another Designated Purchaser (or in the event there is only one Designated Purchaser, such Designated Purchaser) as its agent in connection with the exercise of its rights and remedies under this Agreement.  No such Designation shall relieve the Purchaser of its obligations hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE SELLER

The Seller hereby represents and warrants to the Purchaser (i) as of the date hereof and (ii) as of the Closing Date (unless in the case of clause (ii) specifically made by its terms as of another date, in which case as of such specified date), subject to such exceptions as are disclosed in writing in the Disclosure Schedules, as follows:

SECTION 3.01.  Organization, Authority and Qualification of the Seller.  The Seller is a legal entity duly organized and validly existing under the Laws of the State of Delaware and has all necessary power and authority to enter into this Agreement and the Ancillary Agreements to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.  The execution and delivery by the Seller of this Agreement and the Ancillary Agreements, the performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Seller.  This Agreement has been, and upon its execution, each Ancillary Agreement shall have been, duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and upon its execution, each Ancillary Agreement (assuming due authorization, execution and delivery by the other parties thereto) shall constitute, legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 3.02.  Organization, Authority and Qualification of the Morton Entities; Holdco.  (a) Each of the Morton Entities and Holdco is a legal entity duly organized, validly existing and (where applicable) in good standing under the Laws of the jurisdiction of its organization and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted.  Each of the Morton Entities and Holdco is duly licensed or qualified to do business and (where applicable) is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

(b)           The Seller has made available the Purchaser complete and correct copies of the Governing Documents of each Morton Entity and each JV Entity as currently in effect.

(c)           Section 1.01(b) of the Disclosure Schedule contains a true, accurate and complete list of all Subsidiaries.

(d)           Holdco was incorporated for the sole purpose of holding the JV Interest and has no interest in, or claim over or to, any assets other than the JV Interest and the amount of cash representing the initial capital contribution of Holdco.  Since its incorporation Holdco has not engaged in any trade or business, employed any Person or incurred any Liability, other than, in each case, incidental to its organization.  Except as may arise out of the Governing Documents of any JV Entity, neither Holdco, nor any Morton Entity, has any Liability to, or with respect to, any JV Entity.

SECTION 3.03.  Capitalization; Ownership of Shares.  (a) Section 3.03(a) of the Disclosure Schedule sets forth with respect to each Morton Entity, Holdco and each of the JV Entities its name, the jurisdiction of its organization, its outstanding shares of capital stock or other ownership interests and the current ownership, record and beneficial, of such shares or other ownership interests.

(b)           All of (x) the Shares, (y) all of the issued and outstanding shares of capital stock or other ownership interests of the Subsidiaries (the “Subsidiary Shares”) and (z) the Relevant Proportion of all of the issued and outstanding shares of capital stock or other ownership interests of the JV Entities (the “JV Shares”) are owned of record and beneficially, directly or indirectly, by the Seller free and clear of all Encumbrances, other than those that will be removed prior to Closing.  All of the Shares, the Subsidiary Shares and the JV Shares have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any right of first refusal, purchase option, call option, subscription right, preemptive right or any similar right.

(c)           There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the Shares or the Subsidiary Shares or obligating the Seller, Holdco or any Morton Entity to issue or sell any shares of capital stock of, or any other interest in, Holdco or any Morton Entity to any third person nor are there any voting trusts, stockholder agreements, proxies or other agreements or understandings with third parties in effect with respect to the voting or transfer of any of the Shares or the Subsidiary Shares.  There are no bonds, debentures, notes or other Indebtedness of, Holdco or any Morton Entity having, absent default, the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Shares or Subsidiary Shares may vote, or whose holders' consent is required in connection with this Agreement or by the Ancillary Agreements.

(d)           Other than as made available to the Purchaser prior to the date hereof, there are no stockholders’ agreements or other similar agreements with respect to the JV Entities and there are no interests in any JV Entity held by any third party other than as identified in such documents.  None of the Morton Entities, Holdco nor any of the JV Entities have any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights.  Other than the Morton Entities, Holdco and the JV Entities, there are no other corporations, partnerships, joint ventures, or other entities in which Holdco, any Morton Entity or any JV Entity owns, of record or beneficially, any direct or indirect equity or other interest or any right to acquire the same.  Upon the transfer of the Shares to the Purchaser on the Closing Date in accordance with this Agreement, the Seller will deliver to the Purchaser good and valid title to the Shares, free and clear of all Encumbrances other than restrictions imposed by applicable securities Laws.

SECTION 3.04.  No Conflict.  Assuming compliance with the pre-merger notification and waiting period requirements of the HSR Act and the Competition Act and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 3.05, and except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller does not and will not (a) violate, conflict with or result in the breach of the Governing Documents of the Seller, Holdco or any Morton Entity, (b) conflict in any material respect with or violate in any material respect any Law or Governmental Order applicable to the Seller, Holdco or any Morton Entity or (c) (i) conflict in any material respect with, result in any material breach of, constitute a material default (or event which with or without the giving of notice or lapse of time, or both, would become a material default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, any Material Contract or, (ii) in the case of any written contract or agreement to which any Morton Entity is a party that is not a Material Contract, conflict in any respect with, result in any breach of, constitute a default (or event which with or without the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, any such contract or agreement, except, in each case, as would not be material to the Morton Entities, taken as a whole).

SECTION 3.05.  Governmental Consents and Approvals.  The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller does not and will not require any consent, approval, authorization or Governmental Order or declaration of, action by, filing with, notification to or Permit from, any Governmental Authority, other than (a) compliance with, and filings required under, the HSR Act and the Competition Act, and (b) any additional consents, approvals, authorizations, filings and notifications under any other applicable antitrust, competition, or trade regulation Law, except (i) where the failure to obtain any such consent, approval, authorization or action, or to make any such filing or notification would not be material or would not prevent or materially delay the consummation by the Seller of the transactions contemplated by this Agreement and the Ancillary Agreements, or (ii) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser or any of its Affiliates.

SECTION 3.06.  Financial Information.  (a)  True and complete copies of each of (i) the unaudited consolidated balance sheet of the Company as of December 31, 2006 and December 31, 2007, and the unaudited consolidated statements of income and cash flows of the Company for the annual periods ended on December 31, 2006 and December 31, 2007 (collectively, the “Company Financial Statements”) and (ii) the Reference Balance Sheet and the unaudited consolidated statement of income of the Business for the annual period ended on December 31, 2008 (collectively, the “Business Financial Statements”) have been made available by the Seller to the Purchaser and are set forth on Section 3.06(a) of the Disclosure Schedule.

(b)           The Company Financial Statements (i) were properly derived from the consolidated financial statements and accounting records of the Seller, (ii) properly include adjustments for instances where the adjustments were material to the Company but were not material for the Seller’s financial statements, (iii) can properly be reconciled with the books and records of the Company, (iv) present fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company as of the dates thereof and for the periods covered thereby and (v) were prepared in accordance with GAAP, consistently applied.

(c)           The Business Financial Statements (i) were properly derived from the audited financial statements of Seller (in each case, as such audited financial statements were included in the Seller’s Annual Report on Form 10-K, filed by the Seller with the US Securities and Exchange Commission for the applicable fiscal year of the Seller), (ii) were prepared in accordance with the books of account and other financial records of the Morton Entities (except as may be indicated in the notes thereto), (iii) can properly be reconciled with the books and records of the Morton Entities and (iv) present fairly in all material respects the consolidated financial position and results of operations of the Business, as of the dates thereof or for the periods covered thereby and (v) were prepared in accordance with GAAP, consistently applied.

(d)           The 2008 Company Financial Statements, when prepared, (i) shall be properly derived from the consolidated financial statements and accounting records of the Seller, (ii) shall properly include adjustments for instances where the adjustments were material to the Company but were not material for the Seller’s financial statements, (iii) shall be able to be properly reconciled with the books and records of the Company and (iv) shall present fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company as of the dates thereof and for the periods covered thereby and (v) will be prepared in accordance with GAAP, consistently applied.

SECTION 3.07.  Absence of Undisclosed Material Liabilities; Indebtedness.  (a) The Company and the Subsidiaries do not have any material Liabilities of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, except: (i) as disclosed, reflected or reserved against in the Reference Balance Sheet, (ii) for items set forth in the Disclosure Schedule and (iii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the Reference Balance Sheet Date and not in violation of this Agreement.  Except as shown in the Reference Balance Sheet and expressly described in the notes to the Company Financial Statements and Business Financial Statements, neither the Company nor any Subsidiary is directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obligated in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any Person, except endorsements in the ordinary course of business (consistent with past practice) in connection with the deposit of items for collection.

(b)           The Company’s system of internal controls over the Business’ financial reporting is sufficient, in all material respects, to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP.

SECTION 3.08.  Conduct in the Ordinary Course.  (a) Since December 31, 2007, there has not occurred any Material Adverse Effect, (b) since the Reference Balance Sheet Date, (i) the Morton Entities have conducted their businesses in the ordinary course of business consistent with past practices and (ii) no action has been taken by the Seller or any Morton Entity that would, if taken after the date of this Agreement, constitute a breach of Sections 5.01(a), (b), (c), (d), (e), (f), (g), (h), (i), (j), (k) or, with respect to renewals of Material Contracts, Section 5.01(m) of this Agreement.

SECTION 3.09.  Litigation; Governmental Orders.  (a)  There is no Action by or against any Morton Entity, or by or against the Seller (to the extent relating to any Morton Entity), pending or, to the Seller’s Knowledge, threatened before any Governmental Authority and (b) there is no Governmental Order to which any Morton Entity or any of its assets or properties are subject that, in the case of (a) and (b), would be material to the Morton Entities, taken as a whole, or would affect the legality, validity or enforceability of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

SECTION 3.10.  Compliance with Laws; Permits.  (a) Except with respect to Environmental Laws, the Morton Entities and Holdco have each conducted their businesses in all material respects since January 1, 2003 and conduct their businesses in all material respects in accordance with all Laws and Governmental Orders to which they are subject and none of the Seller, Holdco or any Morton Entity is in violation in any material respect of any such Law or Governmental Order.

(b)           All Permits material to the conduct of the Business (the “Material Permits”) have been obtained by the applicable Morton Entity and are valid and in full force and effect.  Section 3.10(b) of the Disclosure Schedule lists all current Material Permits.  All fees and charges with respect to the Material Permits as of the date hereof have been paid in full.  No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Material Permit.

SECTION 3.11.  Intellectual Property.  (a)  Section 3.11(a) of the Disclosure Schedule contains a list of each item of Registered Owned Intellectual Property, specifying as to each item of such Registered Owned Intellectual Property, as applicable:  (i) the owner of such Registered Owned Intellectual Property; (ii) the jurisdictions by or in which such Registered Owned Intellectual Property has been issued or registered or in which an application for such issuance or registration has been filed; and (iii) the registration or application numbers thereof.

(b)           The Morton Entities have the right to use the Owned Intellectual Property and, to the Seller’s Knowledge, the Licensed Intellectual Property, in connection with the conduct of the Business as currently conducted.

(c)           To the Seller’s Knowledge, the use of the Morton Intellectual Property by the Morton Entities in connection with the conduct of the Business as currently conducted does not infringe, misappropriate or otherwise violate any valid, enforceable and unexpired Intellectual Property of any other Person.  There is no Action initiated by any Person pending or, to the Seller’s Knowledge, threatened in writing, against any Morton Entity or the Seller (to the extent relating to any Morton Entity): (i) challenging, or seeking to deny or restrict, the rights of any Morton Entity in any of the Morton Intellectual Property, (ii) alleging that the use of the Morton Intellectual Property or any services provided, processes used or products manufactured, used, imported or sold with respect to the Business do or may misappropriate, infringe or otherwise violate any Intellectual Property of any Person, or (iii) alleging that any Morton Entity has infringed, misappropriated or otherwise violated any Intellectual Property of any other Person; provided, that for purposes of this clause (c), any Action that has been initiated but with respect to which process or other comparable notice has not been served on or delivered to a Morton Entity or Seller shall be deemed to be “threatened” rather than “pending”.

(d)           A Morton Entity owns all right, title and interest in each item of Registered Owned Intellectual Property, free and clear of any Encumbrances other than Permitted Encumbrances.  Each item of Registered Owned Intellectual Property is in full force and effect and has not been adjudged invalid or unenforceable.

(e)           No Person is infringing, misappropriating or otherwise violating any Owned Intellectual Property in any manner that would reasonably be expected to have a Material

Adverse Effect and, to the Seller’s Knowledge, no Person is engaging in any material infringement, misappropriation or other violation of any Owned Intellectual Property.

(f)           Either Seller or the Morton Entities have taken reasonable steps in accordance with generally accepted industry practices to maintain the confidentiality of all material Morton Intellectual Property of a confidential nature, including material trade secrets.

(g)           To the Seller’s Knowledge, (i) none of the Registered Owned Intellectual Property is the subject of a pending trademark or service mark opposition or cancellation proceeding, and (ii) none of the patents and patent applications included in the Owned Intellectual Property is the subject of a pending interference, protest, public use proceeding or request for reexamination.

(h)           The representations and warranties contained in Section 3.11(c) and Section 3.11(e) are the only representations and warranties being made by the Seller in this Agreement with respect to any activity that constitutes, or otherwise relates to, infringement, misappropriation or other violation of Intellectual Property.

SECTION 3.12.  Real Property.  (a)  Section 3.12(a) of the Disclosure Schedule lists each parcel of real property owned by the Morton Entities, except the Retained Real Property, identified by its street address for the US and Canadian properties, other than the undeveloped parcels of land for which no street addresses are available (the “Owned Real Property”).  The Morton Entities own all of the Owned Real Property with good and valid title, free and clear of all Encumbrances, other than Permitted Encumbrances.

(b)           Section 3.12(b) of the Disclosure Schedule lists the street address of each parcel of real property leased, subleased, or licensed by any Morton Entity which has an annual lease, sublease or license rate in excess of $500,000 (the “Leased Real Property”) and there is no oral or other non-written agreement for the lease, sublease or license of real property by any Morton Entity for a charge in excess of $500,000 annually.  Assuming good fee title vested in the applicable landlord, each Morton Entity has a valid, binding and, to Seller’s Knowledge, enforceable leasehold interest in the Leased Real Property of which such Morton Entity is the lessee, sublessee or licensee, free and clear of all Encumbrances, except Permitted Encumbrances, and none of the Morton Entities have received written notice that they are in breach of or default under any such lease, sublease or license, and, to Seller’s Knowledge, no event has occurred which, with notice, lapse of time or both, would constitute a material breach or default by any Morton Entity or permit termination, modification or acceleration by any Person thereunder.

(c)           Except as set forth in Section 3.12(c) of the Disclosure Schedule, none of the Morton Entities have leased any Owned Real Property, Leased Real Property or any portion thereof and, to Seller’s Knowledge, there are no outstanding purchase options, rights of first offer or rights of first refusal granted to any Person to purchase or lease such Owned Real Property, Leased Real Property or any portion thereof or interest therein.

(d)           Except as set forth in Section 3.12(d) of the Disclosure Schedule, no written notice of any current or future condemnation, requisition, expropriation or taking by any

Governmental Authority has been received with respect to the whole or any material portion of the Owned Real Property or the Leased Real Property and to Seller’s Knowledge, no condemnation, requisition, expropriation or taking by any Governmental Authority of the whole or any material portion of the Owned Real Property or the Leased Real Property is threatened or contemplated.

(e)           To the Seller’s Knowledge, the Owned Real Property and Leased Real Property are in material compliance with all applicable building, zoning, subdivision, health and safety, other land use and all other related Laws, except where the failure or omission to so comply would not, individually or in the aggregate, be material to the Morton Entities, taken as a whole, and, to the Seller’s Knowledge, the current use and occupancy of the Owned Real Property and the Leased Real Property do not materially violate any such Laws.

SECTION 3.13.  Employee Benefit Matters.  (a)  Plans and Material Documents.  Section 3.13(a) of the Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all material stock option, stock purchase, restricted stock, deferred compensation, retiree medical or life insurance, health, dental, disability, sick leave, vacation, welfare, fringe, pension, retirement, supplemental retirement, or other benefit plans or programs to which the Seller or any Morton Entity is a party, with respect to which the Seller or any Morton Entity has any obligation or which are maintained, contributed to or sponsored by the Seller or any Morton Entity for the benefit of any Morton Employee (collectively, the “Plans”).  The Seller has made available to the Purchaser a true and complete copy of each Plan.

(b)           Section 3.13(b) of the Disclosure Schedule lists each Plan that is sponsored by any Morton Entity, or that will be transferred to or assumed by any Morton Entity, the Purchaser or its Affiliates under this Agreement (each, a “Transferred Plan”).  None of the Transferred Plans is a material individual employment, consulting, bonus, incentive, termination, severance, change in control or other similar contract or arrangement, entered into with any Morton Employee with respect to which any Morton Entity shall have any obligation on or after the Closing Date.  Each Transferred Plan has been established, operated, administered and invested in all material respects in accordance with its terms, the terms of any applicable collective bargaining agreement and the requirements of all applicable Laws.  Each of the Seller and the Morton Entities has performed all material obligations required to be performed by it and made all required contributions under, is not in any material respect in default under or in material violation of, and, to the Seller’s Knowledge, there is no material default or violation by any other party to, any Transferred Plan.  No Action is pending or, to the Knowledge of the Seller, threatened with respect to any Transferred Plan (other than claims for benefits in the ordinary course) and, to the Knowledge of the Seller, no fact or event exists that could give rise to any such Action.

(c)           None of the Transferred Plans is: (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or a multi-employer pension plan pursuant to any applicable Laws; (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code); (iii) a “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code); (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA); or (v) subject to Title IV of ERISA or Section 412 of the

Code.  No employee of any JV Entity, except to the extent such an employee is also a Morton Employee, participates in any Transferred Plans.

(d)           The Seller has made available to the Purchaser true and complete copies of all documents, plan texts and amendments, funding and insurance agreements and summary plan descriptions of the Transferred Plans or summary descriptions of any such Transferred Plan not otherwise in writing.  The Seller has made available to the Purchaser true and complete copies of the most recent determination letters and opinion letters and the actuarial reports for the most recent three plan years with respect to any Transferred Plan, including all schedules thereto and financial statements with attached opinions of independent accountants.  All information not subject to applicable privacy Laws necessary to administer each Transferred Plan, and all data and plan documentation necessary to discharge the obligations set forth in Section 6.01 and 6.02, shall be delivered to Purchaser at least 15 days prior to Closing; all other relevant information shall be provided as soon as reasonably possible following the Closing.

(e)           Except as set forth on Section 3.13(e) of the Disclosure Schedule or to the extent necessary to satisfy an obligation under a current collective bargaining agreement assumed by the Purchaser upon Closing, no Transferred Plan provides for or continues medical or health benefits, or life insurance or other benefits (through insurance or otherwise) for any Person or any dependent or beneficiary of any Person after such Person’s retirement or other termination of employment except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, Section 4980B of the Code, Title I Part 6 of ERISA, and any similar state group health plan continuation law, together with all regulations promulgated thereunder.

(f)           Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the Internal Revenue Service covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the Internal Revenue Service that it is so exempt, and no fact or event has occurred since the date of such determination letter or letters from the Internal Revenue Service to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(g)           Except with respect to the Transferred Plans, the benefits required under Section 6.02(c)(ii), and post-retirement welfare benefits required under any collective bargaining agreement assumed by Purchaser at Closing, neither any Morton Entity, the Purchaser nor any of its Affiliates shall incur, or could reasonably be expected to incur, by operation of law or otherwise, any liability with respect to, or in any way related to, any plan subject to Title IV of ERISA (including without limitation, any multiemployer plan) or any post-retirement welfare plan or arrangement.

(h)           The value, at the Closing Date, of the accumulated post-retirement benefit obligation (as defined by SFAS No. 106) for retiree medical and life insurance benefits to be provided to any Active Morton Employees employed at Morton Entities in the US who retire on and after the Closing Date (and their covered dependents), determined using the assumptions used in the 12/31/2008 year-end SFAS No. 158 plan disclosures, except that the discount rate actually used by such plan in such year-end disclosures shall be updated to reflect any changes in such discount rate between year-end and the Closing Date, does not exceed the amount set forth in Section 3.13(h) of the Disclosure Schedule.

SECTION 3.14.  Labor Matters.  Section 3.14 of the Disclosure Schedule lists each collective bargaining agreement that is applicable to the current Morton Employees in the US and Canada, except for those agreements required by other applicable foreign Law.  As of the date hereof, (a) there are no strikes or lockouts with respect to any Morton Employee pending or, to the Knowledge of the Seller, threatened, (b) there is no union organizing effort pending or, to the Knowledge of the Seller, threatened against any Morton Entity, (c) except as set forth on Section 3.14(c) of the Disclosure Schedule, there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of the Seller, threatened with respect to any Morton Employee, (d) there is no slowdown, boycott or work stoppage in effect or, to the Knowledge of the Seller, threatened with respect to the Morton Employees, (e) no Morton Entity is delinquent in any material respect in payments to any Morton Employee for any wages, salaries, commissions, bonuses or other material amount of direct compensation for any services performed for it or amounts required to be reimbursed to such employees, (f) each Morton Entity is in compliance in all material respects with (i) all Laws and Governmental Orders respecting labor, employment, fair employment practices, immigration, terms and conditions of employment including, without limitation, all Laws and Governmental Orders related to Taxes, employment standards, workers’ compensation, occupational health and safety, disability benefits, wages and hours, termination of employment, human rights, pay equity and employment discrimination and (ii) all Laws relating to employment, including those respecting affirmative action and equal employment opportunity obligations, arising under or in connection with any Contract with any Governmental Authority or any related subcontract.

SECTION 3.15.  Taxes.

(a)           All material Tax Returns required to have been filed by or with respect to the Morton Entities, any Affiliated Group of which a Morton Entity has been a member since 2000, and Holdco have been timely filed (taking into account any extension of time to file granted or obtained) and all the information contained in such Tax Returns is correct and complete in all material respects and reflects accurately all liabilities for Taxes for the period covered by such Tax Returns;

(b)           all Taxes shown as payable on such Tax Returns have been paid or will be timely paid;

(c)           no deficiency for any material amount of Tax has been asserted or assessed by a Governmental Authority in writing against any Morton Entity, any Affiliated Group of which a Morton Entity has been a member since 2000 or Holdco that has not been satisfied by payment, settled or withdrawn;

(d)           there are no Tax liens on any assets of any Morton Entity or Holdco (other than Permitted Encumbrances);

(e)           neither of the Morton Entities or Holdco is party to or bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement with respect to Taxes (including any private letter ruling, advance pricing agreement, closing agreement or other contract relating to Taxes with any Governmental Authority);

(f)           the Morton Entities and Holdco have complied with all Laws relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by Law, withheld from and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under Law;

(g)           none of the Morton Entities or Holdco has participated in, is obligated to participate in or is currently negotiating participation in any transaction that is a listed transaction within the meaning of Regulations Section 1.6011-4(b)(2) or, subsequent to 2004, has been a “material advisor” within the meaning of Regulations Section 301.611-3(b);

(h)           To the best of Seller’s Knowledge no material Tax Return of a Morton Entity, any Affiliated Group of which any Morton Entity is a member or Holdco is under audit or examination by any Governmental Authority and no notice of such an audit or examination has been received by a Morton Entity, Holdco or relevant Affiliated Group;

(i)           the Morton Entities and Holdco have made available to the Purchaser for inspection (i) complete and correct copies of all material Tax Returns of the Morton Entities and Holdco relating to Taxes for all Tax periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all material private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement contracts and pending ruling requests, submitted by, received by or agreed to by or on behalf of any Morton Entity and subsequent to 2005;

(j)           At no time during the 60 month period ending immediately prior to Closing was more than 50% of the fair market value of the Company Shares derived directly or indirectly from one or any combination of real property situated in the Province of Quebec or Quebec Resource Properties; and

(k)           Seller is a resident of the US and a “qualifying person” for purposes of the Canada-US Tax Convention (1980), as amended; and

(l)           The financial statements of the JV Entities for those taxable years prior to 2007 reflect any reserves required to be shown under the applicable accounting principles, and in respect of the relevant period to which such accounts relate, for all Taxes assessed or required to be assessed on the JV Entities.

SECTION 3.16.  Material Contracts.  (a)  Section 3.16(a) of the Disclosure Schedule lists each of the following written contracts and agreements to which any Morton Entity is a party in effect as of the date of this Agreement (such contracts and agreements so required to be disclosed, being “Material Contracts”):

(i)            any agreement for the purchase of products or for the receipt of services, the performance of which will extend over a period of more than one year and which involved consideration or payments by the Morton Entities in excess of $1,000,000 in the aggregate during the year ended December 31, 2008;

(ii)            any agreement for the furnishing of products or services by the Morton Entities to their customers, the performance of which will extend over a period of more than one year and which involved consideration or payments by such customers in excess of $2,500,000 in the aggregate during the year ended December 31, 2008;

(iii)           any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(iv)           any agreement under which any Morton Entity created, incurred, assumed or guaranteed any Indebtedness in excess of $5,000,000 or under which there has been imposed any Encumbrances on any of the assets, tangible or intangible, of any Morton Entity;

(v)            any agreement entered into in the past four years (or with respect to which any material obligation of any Morton Entity is outstanding) for the disposition of any material assets or business of any Morton Entity (other than sales of products in the ordinary course of business) or any agreement entered into in the past four years for the acquisition of the assets or business of any other Person (other than purchases of products in the ordinary course of business), in each case involving consideration in excess of $5,000,000;

(vi)            any agreement that limits or purports to limit the ability of any Morton Entity to compete in any line of business or with any Person or in any geographic area or during any period of time;

(vii)           the lease and, if applicable, sublease agreements pertaining to each parcel of Leased Real Property;

(viii)          all agreements related to mining operations at the Mines involving annual consideration in excess of $1,000,000 or that are otherwise material to the conduct of the business of the Morton Entities taken as a whole;

(ix)             all material contracts and agreements between or among any Morton Entity, on the one hand, and the Seller or any Affiliate of the Seller, on the other hand;

(x)              all collective bargaining agreements or other contracts with any labor organization, union or other similar association;

(xi)             any employment related (including consulting) contract or arrangement that is a Transferred Plan or that provides for total annual compensation in excess of $250,000;

(xii)            any contract that contains exclusivity or “most favored nation” obligations or similar restrictions binding on any Morton Entity or that would be binding on Purchaser or its Affiliates after the Closing;

(xiii)           any material Morton IP Agreement, other than non-disclosure agreements entered into in the ordinary course of business;

(xiv)           any contract to which any Morton Entity is a party containing a standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of the other party or any of its Affiliates;

(xv)            any contract relating to any interest rate, currency or commodity derivative, hedge, derivative transactions or similar transactions;

(xvi)           any contract containing a put, call or similar right pursuant to which any Morton Entity could be required to purchase or sell, as applicable, any securities or assets; and

(xvii)          any contract other than described above to which any Morton Entity is a party or by which it or they or any of its or their assets or properties or business is bound or subject that:  (A) is material to the Morton Entities, taken as a whole, or the use or operation of any of its assets or properties, taken as a whole, or (B) if breached, terminated or not renewed could have a Material Adverse Effect.

(b)            Each Material Contract (i) is valid and binding on the applicable Morton Entity, and, to the Knowledge of the Seller, the counterparties thereto, and is in full force and effect and (where applicable) Registered or filed with any relevant Governmental Authority, (other than, in respect of the making of this representation and warranty as of the Closing Date in accordance with the first paragraph of this Article III, where such Material Contract expires in accordance with its terms without a right of renewal or is terminated in accordance with its terms by a counterparty other than due to a Morton Entity’s breach) and (ii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Section 3.04(c) of the Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence.  None of the Morton Entities is in material breach of, or material default under, any Material Contract to which it is a party.

SECTION 3.17.  Environmental Matters.  (a)  (i) None of the Morton Entities is in material violation of any Environmental Law and all past violations have been resolved without any ongoing or pending costs or obligations that are material to the Business, (ii) the Morton Entities have obtained and are in material compliance with all Environmental Permits that are material to the operations of the Morton Entities as a whole, and any past non-compliance has been resolved without any ongoing or pending costs or obligations that are material to the Business, (iii) no Morton Entity has Released any Hazardous Materials that require any Remedial Action pursuant to Environmental Law that is or that would reasonably be expected, individually or in the aggregate, to be materially adverse to the operations of the Business, (iv) there has been no Release of any Hazardous Materials at any Owned Real Property that requires any Remedial Action pursuant to Environmental Law that is or that would reasonably be expected, individually or in the aggregate, to be materially adverse to the operations of the Business, (v) no Morton Entity is conducting or funding any Remedial Action that, individually or in the aggregate, is materially adverse to the operations of the Business, and (vi) there is no written Action pending or, to the Seller’s Knowledge, threatened in writing against any Morton Entity that relates to any violation or alleged violation of, or any Liability or alleged Liability under, Environmental Law where such violation, alleged violation, Liability or alleged Liability would reasonably be expected, individually or in the aggregate, to be materially adverse to the operations of the Business; provided, that for purposes of the foregoing clause (a)(vi) of this Section 3.17, any Action that has been initiated but with respect to which process or other comparable notice has not been served on or delivered to a Morton Entity or Seller shall be deemed to be “threatened” rather than “pending”.

(b)           The representations and warranties contained in Section 3.17 are the only representations and warranties being made by the Seller in this Agreement with respect to compliance with or Liability under Environmental Laws or Environmental Permits or with respect to any environmental, health or safety matter related in any way to this Agreement or its subject matter.

SECTION 3.18.  Certain Business Relationships with Affiliates.  No Affiliate of the Seller (other than a Morton Entity) (a) owns any property or right, tangible or intangible, which is used exclusively by the Morton Entities or owns any other property or right, tangible or intangible, that is material to the conduct of the Business, (b) has any Action against any Morton Entity or (c) except as set forth in the Business Financial Statements, owes any money to, or is owed any money by, any Morton Entity.

SECTION 3.19.  Brokers.  Except for Barclays Capital Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of the Seller.  The Seller shall be solely responsible for the fees and expenses of Barclays Capital Inc.

SECTION 3.20.  Sufficiency of Assets.  On the Closing Date, taking into account the services to be provided under the Transition Services Agreement, and after the consummation of the Seller Reorganization, the Morton Entities, taken as a whole, will own, lease or have the legal right to use the rights, properties and assets sufficient for the continued conduct of the Business after the Closing in substantially the same manner as currently conducted and constitute all of the rights, properties and assets necessary to conduct the Business as currently conducted.

SECTION 3.21.  Books and Records.  The minute books and stock or share record books of each Morton Entity since January 1, 2005 have been made available to the Purchaser; and such minute books of each Morton Entity contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders or shareholders, the board of directors and any committees of the board of directors of each Morton Entity, respectively.  At the Closing, each Morton Entity will have possession of all of their respective books and records.

SECTION 3.22.  Insurance.  The insurance policies in the name of any Morton Entity material to the conduct of the Morton Entities, taken as a whole, (the “Insurance Policies”) are in full force and effect and will remain in full force upon the consummation of the transactions contemplated by this Agreement.  Neither the Seller nor any Morton Entity has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies.  All premiums due on such Insurance Policies have been paid.  The Insurance Policies do not provide for any material retrospective premium adjustment or other experience-based liability on the part of Seller or any Morton Entity.  All such Insurance Policies (a) are valid and binding on the Morton Entities in accordance with their terms, (b) to the Seller’s Knowledge are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage.  The Insurance Policies are in compliance with all applicable Laws, Permits and contracts or agreements to which the Morton Entities are a party or by which they are bound.

SECTION 3.23.  Mines.  (a) Except as would not be material to the Morton Entities taken as whole, (i) the Mines are all of the locations, at which, the Morton Entities engage in the mining or extracting of Salt, or for which the Morton Entities have the right to explore for and/or extract Salt, and (ii) with respect to each of the Mines, the Morton Entities possess either good and valid fee simple title or a valid leasehold interest, and a valid mineral right to the Salt being mined or extracted, if required, free and clear of any Encumbrance other than Permitted Encumbrances.

(b)           The Morton Entities’ current reserves of Salt will, assuming the due and proper maintenance and upkeep by the owner or operator of the Mines in accordance with sound industry practices, and barring future unforeseen events beyond the control of Seller, provide sufficient sources of recoverable Salt at current rates of extraction until at least the tenth anniversary of the date of this Agreement at each such Mine.  Except as would not be material to the Morton Entities taken as whole, there are no deficiencies in title to the Salt or to the interest that gives rise to the right of the Morton Entities to mine the Salt with respect to that part of the Mines upon or in which mining operations are conducted that would, in each case, in accordance with their terms, prevent the Morton Entities from continuing to mine the Mines as such mining is currently conducted.

(c)           Each Morton Entity (i) possesses all material Permits necessary to carry out its mining operations, (ii) is in compliance with such material Permits and with Law, in all material respects, in respect of its mining operations and (iii) none of the Morton Entities have received any notice of proceedings relating to the revocation or modification of any such Permits or has received notice of the revocation or cancellation of, or any intention to revoke or cancel, any of the material contracts relating to the Mines, nor, to the Seller’s Knowledge, are any such proceedings, revocations, modifications, or any cancellations threatened.

(d)           There are no material property payments, royalties, fees or monies payable or required to be paid to any Person, other than material amounts payable that have arisen since the Reference Balance Sheet Date in the ordinary and usual course of business with regard to the Mines and there are no outstanding contracts relating to or options to acquire any part of, or all of, any of the Mines.

SECTION 3.24.  Disclaimer of the Seller.  (A) EXCEPT AS SET FORTH IN THIS ARTICLE III, NONE OF THE SELLER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE MORTON ENTITIES, HOLDCO, THE SHARES OR THE SUBSIDIARY SHARES, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE, (II) THE OPERATION OF THE MORTON ENTITIES OR HOLDCO BY THE PURCHASER AFTER THE CLOSING IN ANY MANNER OTHER THAN AS USED AND OPERATED BY THE SELLER OR (III) THE PROBABLE SUCCESS OR PROFITABILITY OF THE MORTON ENTITIES OR HOLDCO AFTER THE CLOSING, (B) OTHER THAN THE INDEMNIFICATION OBLIGATIONS OF THE SELLER SET FORTH IN ARTICLE IX, NONE OF THE SELLER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO THE PURCHASER OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE PURCHASER, ITS AFFILIATES OR REPRESENTATIVES OF, OR THE PURCHASER’S USE OF, ANY INFORMATION RELATING TO THE MORTON ENTITIES OR HOLDCO, INCLUDING THE CONFIDENTIAL INFORMATION MEMORANDUM AND ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO THE PURCHASER, WHETHER ORALLY OR IN WRITING,  IN CERTAIN “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF THE PURCHASER OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (AND ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED) AND (C) NOTWITHSTANDING THE FOREGOING, NONE OF THIS SECTION 3.24, THE SCOPE OF THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, NOR THE ABSENCE OF ANY REPRESENTATION OR WARRANTY FROM THIS AGREEMENT, SHALL (OR SHALL BE DEEMED TO) LIMIT, MODIFY OR OTHERWISE AFFECT, ANY CLAIM OR CAUSE OF ACTION BASED ON FRAUD.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as follows:

SECTION 4.01.  Organization and Authority of the Purchaser.  The Purchaser is a German stock corporation duly organized, validly existing and in good standing under the Laws of Germany and has all necessary power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements.  The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Purchaser.  This Agreement has been, and upon its execution each of the Ancillary Agreements shall have been, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes, and upon its execution the Ancillary Agreements to which the Purchaser is a party (assuming due authorization, execution and delivery by the other parties thereto) shall constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 4.02.  No Conflict.  Assuming compliance with the pre-merger notification and waiting period requirements of the HSR Act and the Competition Act and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.03, and except to the extent resulting from any facts and circumstances relating solely to the Seller, the execution, delivery and performance by the Purchaser of this Agreement and the Transition Services Agreement do not and will not (a) violate, conflict with or result in the breach of any provision of the Governing Documents of the Purchaser, (b) conflict in any material respect with or violate in any material respect any Law or Governmental Order applicable to the Purchaser or (c) conflict in any material respect with, result in any material breach of, constitute a material default (or event which with or without the giving of notice or lapse of time, or both, would become a material default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any material note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, Permit, franchise or other instrument or arrangement to which the Purchaser is a party.

SECTION 4.03.  Governmental Consents and Approvals.  The execution, delivery and performance by the Purchaser of this Agreement and the Transition Services Agreement do not and will not require any consent, approval, authorization or Governmental Order, action by, filing with, or notification to, any Governmental Authority, except (a) compliance with, and filings under, the HSR Act and the Competition Act and (b) any additional consents, approvals, authorizations, filings and notifications under any other applicable antitrust, competition, or trade regulation Law, except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Purchaser of the transactions contemplated by this Agreement and the Ancillary Agreements or as may be necessary as a result of any facts or circumstances relating solely to the Seller or any of its Affiliates.

SECTION 4.04.  Investment Purpose.  The Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable Laws, including US federal securities Laws.  The Purchaser agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable State securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws.  The Purchaser is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

SECTION 4.05.  Financing.  The Purchaser will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay, in cash, the Purchase Price and all other amounts payable pursuant to this Agreement and the Ancillary Agreements or otherwise necessary to consummate all the transactions contemplated hereby and thereby.

SECTION 4.06.  Litigation.  No Action by or against the Purchaser is pending or, to the knowledge of the Purchaser, threatened, which could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

SECTION 4.07.  Brokers.  Except for Goldman Sachs & Co. oHG, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.  The Purchaser shall be solely responsible for payment of the fees and expenses of Goldman Sachs & Co. oHG.

SECTION 4.08.  Seller’s Representations.  The Purchaser hereby represents, acknowledges and agrees with the statement set forth in Section 3.24 of this Agreement.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01.  Conduct of Business Prior to the Closing.  The Seller covenants and agrees that, except as described in Section 5.01 of the Disclosure Schedule or contemplated, permitted or required by this Agreement, between the date of this Agreement and the Closing, the Seller: (i) shall cause each Morton Entity to conduct its business in the ordinary course and in all material respects in a manner consistent with past practice, and (ii) shall use its reasonable best efforts to preserve intact in all material respects the business organization, rights, franchises and goodwill of each Morton Entity, and the relationships between each Morton Entity and its employees, customers, lenders, suppliers, regulators and others having business relationships with such Morton Entity.  Except as described in Section 5.01 of the Disclosure Schedule or as expressly permitted or required by this Agreement or the Ancillary Agreements, the Seller covenants and agrees that no Morton Entity shall, between the date of this Agreement and the Closing, without the prior written consent of the Purchaser:

(a)           issue, sell, transfer or create any Encumbrance (that will not be removed prior to Closing) over or amend the terms of any capital stock, notes, bonds or other securities of any Morton Entity (or any option, warrant or other right to acquire the same) or redeem or repurchase any of the capital stock of any Morton Entity;

(b)           amend or restate the certificate of incorporation or bylaws (or similar organizational documents) of any Morton Entity;

(c)           grant or announce any increase in the salaries, bonuses or other benefits payable by any Morton Entity to any Morton Employee, other than as required by Law, pursuant to the express terms of any Plans as in effect as of the date of this Agreement or other ordinary increases consistent with the past practices of such Morton Entity;

(d)           grant any rights to retention, severance or termination pay to, or enter into any material new (or materially amend any existing) employment, retention, severance or other agreement or arrangement with any director, officer, employee, agent or consultant of any Morton Entity;

(e)           other than in the ordinary course of business (including preparation of Tax Returns) or as not inconsistent with past practice from time to time, make, revoke or change any material Tax election, method of tax accounting or reporting where applicable law permits a choice between two or more alternative methods, file any amended return, or settle or compromise any material Tax liability, if such action would reasonably be expected to cause Tax to be materially lower for a taxable period or portion thereof ending on or prior to the Closing Date and correspondingly higher for a period ending after the Closing Date; provided, however, that nothing herein shall preclude the Seller and its Affiliates from claiming a deduction for any depreciation, amortization, depletion or similar amount and, provided, further, that the Seller must also provide written notice of its intent to settle or compromise any Tax liability of more than $2,500,000 or make any Tax election affecting Tax liability in any year by more than $2,500,000.  For purposes of this Section 5.01(e), an item of Tax will be considered to be materially lower if it is at least $10,000,000 lower than the amount that it otherwise would have been.

(f)           adopt or establish any new employee benefit plan for Morton Employees or amend in any material respect any existing Plan covering Morton Employees except for amendments required by Law (following notice to the Purchaser);

(g)           change any method of accounting or accounting practice or policy used by any of the Morton Entities, other than (following notice to the Purchaser) such changes as are required by GAAP or a Governmental Authority or as are necessary to conform with the accounting practice or policy used by the Dow Consolidated Group (it being understood that any such change shall not affect the basis of preparation of the Initial Closing Statement or the Final Closing Statement);

(h)           fail to exercise any rights of renewal with respect to any Leased Real Property that by its terms would otherwise expire;

(i)           compromise or settle any Action (A) resulting in an obligation of any Morton Entity to pay more than $1,000,000 in respect of compromising or settling such Action, (B) in respect of any claim of any Morton Entity to receive any payment of more than $1,000,000 in respect of settling any such Action or (C) that is otherwise material to the conduct of the business of the Morton Entities taken as a whole;

(j)           acquire (by merger or stock or asset purchase or otherwise) any corporation, partnership, other business organization or any business or division thereof;

(k)           incur, create, assume or otherwise become liable for any Indebtedness, or guarantee any Indebtedness of any Person or otherwise become responsible for any Liability of any Person, except for any Indebtedness, guarantee or responsibility that will be repaid, cancelled or discharged in full prior to the open of business on the Closing Date;

(l)           factor any accounts receivable in any material amounts, other than on commercial terms and in the ordinary course of business;

(m)           enter into, renew, extend, materially amend, fail to renew, cancel or terminate any Material Contract or agreement which if entered into prior to the date hereof would be a Material Contract, other than customer or supplier contracts in the ordinary course of business;

(n)           abandon, assign or grant any security interest in any material Owned Intellectual Property, other than in the ordinary course of business; or

(o)           agree to take any of the actions specified in Sections 5.01(a)-(n).

The Seller further covenants and agrees that between the date of this Agreement and Closing it shall procure that each Morton Entity shall make capital expenditures and investments in the ordinary course of business.

Notwithstanding anything to the contrary in this Agreement, subject to compliance with applicable Law and contractual obligations, the Morton Entities shall be permitted to declare and pay any dividends or make distributions or cash transfers (including in connection with any “cash sweep” arrangements with the Seller or its Affiliates) prior to the Closing Date.  The Seller agrees to procure that the Company and the Subsidiaries shall have at Closing an aggregate balance of cash and cash equivalents of not less than $5,000,000 and not greater than $25,000,000.  The Seller agrees to procure that Morton Bahamas Limited and Inagua General Store Ltd. shall have at Closing an aggregate balance of cash and cash equivalents equal to zero.

SECTION 5.02.  Access to Information and Employees.  (a)  From the date of this Agreement until the Closing, upon reasonable notice, the Seller shall, and shall cause each Morton Entity and each of their respective officers, directors, employees, agents, representatives, accountants and counsel to (i) afford the Purchaser and its officers, employees and authorized agents and representatives reasonable access to, and the right to inspect, the offices, properties and books and records, contracts and other documents and data of each Morton Entity and reasonable access to the employees of each Morton Entity, and (ii) furnish to the Purchaser and its officers, employees and authorized agents and representatives such additional financial and operating data and other information regarding the Morton Entities (or copies thereof) as the Purchaser may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be conducted at the Purchaser’s expense, during normal business hours, under the supervision of the Seller’s personnel and in such a manner as not to unreasonably interfere with the normal operations of the Morton Entities.  The access referenced in the immediately preceding sentence shall include access to conduct environmental site assessments of any Owned Real Property and, subject to the rights of any landlord, any real property leased, subleased, used or occupied by any Morton Entity; provided, however, that the Purchaser shall not conduct any sampling and analysis of any environmental media or building material without the consent of the Seller, such consent to be withheld at the absolute discretion of the Seller.  Notwithstanding anything to the contrary in this Agreement, the Seller shall not be required to disclose any information to the Purchaser if, after consultation with its counsel, the Seller determines in good faith that such disclosure would (i) cause significant competitive harm to the Morton Entities if the transactions contemplated hereby are not consummated, (ii) jeopardize any attorney-client or other legal privilege or (iii) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  When accessing any of Seller’s properties, Purchaser and its officers, employees and authorized agents and representatives shall comply with all of Seller’s safety and security requirements for the applicable property.  No investigation by the Purchaser or information made available by the Purchaser (whether before or after the date hereof) shall operate as a waiver or otherwise affect any of its rights under this Agreement, including pursuant to Articles VIII, IX and X hereof, or any representation, warranty or agreement of the Seller in this Agreement nor shall any such investigation or information be deemed to amend or supplement the Disclosure Schedule.

(b)           In order to facilitate the resolution of any claims made against or incurred by the Seller or its Affiliates relating to the Morton Entities, Holdco or the JV Entities and for purposes of compliance by the Seller and its Affiliates with securities, environmental, employment and other Laws, until the later of the seventh anniversary of the Closing or the expiration of the relevant period for the statutes of limitations (including any extensions thereof), the Purchaser shall (i) retain the books and records relating to the Morton Entities, Holdco and the JV Entities for periods prior to the Closing, and (ii) upon reasonable notice, at the Seller's expense, afford the officers, employees, agents and representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, copies), during normal business hours, to such books and records; provided, that any such access or furnishing of information shall be conducted in such a manner as not to unreasonably interfere with the normal operations of the Morton Entities.

(c)           In order to facilitate the resolution of any claims made against or incurred by the Purchaser or any Morton Entity, Holdco or the JV Entities relating to any Morton Entity, Holdco or JV Entity and for purposes of compliance with securities, environmental, employment and other Laws, until the later of the seventh anniversary of the Closing or the expiration of the relevant period for the statutes of limitations (including any extensions thereof), the Seller shall (i) retain the books and records relating to the Morton Entities, Holdco and the JV Entities, relating to periods prior to the Closing which shall not otherwise have been delivered to the

Purchaser and (ii) upon reasonable notice, at the Purchaser's expense, afford the officers, employees, agents and representatives of the Purchaser reasonable access (including the right to make, at the Purchaser’s expense, copies), during normal business hours, to such books and records; provided, that any such access or furnishing of information shall be conducted in such a manner as not to unreasonably interfere with the normal operations of the Morton Entities.

SECTION 5.03.  Confidentiality.  (a)  The terms of the letter agreement, dated as of March 18, 2009 (the “Confidentiality Agreement”), between the Seller and Purchaser are hereby incorporated herein by reference and shall continue in full force and effect until the Closing and shall survive the Closing and remain in full force and effect until their expiration in accordance with the terms of the Confidentiality Agreement; provided, however, that upon the Closing, the confidentiality obligations contained in the Confidentiality Agreement shall terminate in respect of that portion of the Information (as defined in the Confidentiality Agreement) exclusively relating to the Morton Entities, Holdco and any JV Entity, and the transactions contemplated by this Agreement.  If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b)           Nothing made available to the Purchaser pursuant to Section 5.02(a) shall in any way amend or diminish the Purchaser’s obligations under the Confidentiality Agreement.  The Purchaser acknowledges and agrees that any Information made available to the Purchaser pursuant to Section 5.02(a) or otherwise by any of the Seller, the Morton Entities or any officer, director, employee, agent, representative, accountant or counsel thereof shall be subject to the terms and conditions of the Confidentiality Agreement.

(c)           From and after Closing, the Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their representatives to hold, in confidence any and all information, whether written or oral, concerning the Morton Entities except to the extent that such information (i) is generally available to and known by the public through no fault of the Seller, or any of its Affiliates or their respective representatives, or (ii) is lawfully acquired by the Seller, any of its Affiliates or their respective representatives from and after Closing from sources other than the Purchaser or any of its Affiliates, and any Morton Entity which, to the knowledge of the Seller, are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.  If the Seller or any of its Affiliates or their respective representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, the Seller shall promptly notify the Purchaser in writing, and in so far as is practicable, consult with the Purchaser regarding the disclosure of such information, and shall disclose only that portion of such information which the Seller is advised by its counsel is legally required to be disclosed; provided, that the Seller shall use its reasonable best efforts to obtain any appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

SECTION 5.04.  Regulatory and Other Authorizations; Notices and Consents.  (a)  The Purchaser shall (i) promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, (ii) cooperate fully with the Seller in promptly seeking to obtain all such authorizations, consents, orders and approvals and (iii) provide such other information to any Governmental Authority as such Governmental Authority may reasonably request in connection herewith.  Each party hereto agrees to make promptly (but in no event later than five Business Days after the date of this Agreement) its respective filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act.  Each party hereto agrees to make as promptly as practicable (but in no event later than ten Business Days after the date of this Agreement) its respective filings and notifications, if any, under any other applicable antitrust, competition, or trade regulation Law and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the applicable antitrust, competition, or trade regulation Law.  The Purchaser will pay all fees or make other payments to any Governmental Authority in order to obtain any such authorizations, consents, orders or approvals.

(b)           Without limiting the generality of the Purchaser’s undertaking pursuant to Section 5.04(a), the Purchaser agrees to use its best efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any antitrust or competition Governmental Authority or any other party so as to enable the parties hereto to close the transactions contemplated hereby as promptly as practicable, and in any event prior to the Termination Date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of such of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant hereto (a “Divestiture Action”), and the entrance into such other arrangements, as are necessary or advisable in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing the consummation of the transactions contemplated hereby or of delaying such consummation until after the Termination Date.  In addition, the Purchaser shall defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing prior to the Termination Date; provided, however, that such litigation in no way limits the obligation of the Purchaser to use its best efforts, and to take any and all steps necessary to eliminate each and every impediment under any antitrust, competition or trade regulation Law to close the transactions contemplated hereby prior to the Termination Date.

(c)           The Purchaser shall be entitled to direct the antitrust defense of the transaction contemplated by this Agreement in any investigation or litigation by, or negotiations with, any Governmental Authority or other Person relating to the Agreement or regulatory filings under any applicable antitrust, competition, or trade regulation Law, including any communications with any Governmental Authority relating to any contemplated or proposed Divestiture Action.  Without limiting the foregoing and subject to applicable legal limitations and the instructions of any Governmental Authority, each party to this Agreement shall promptly notify the other party hereto of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any

Governmental Authority.  Neither of the parties to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation (including any settlement of the investigation), litigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting.  The parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act.  The parties to this Agreement will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that materials may be redacted (x) to remove references concerning the valuation of the Morton Entities, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.  Without limiting the parties’ mutual obligations in this Section 5.04, the Seller and its counsel shall not communicate with any Governmental Authority regarding Purchaser’s obligations under Section 5.04(b) or regarding any proposed or possible divestitures or any other settlement by the Purchaser with the Governmental Authority in connection with the HSR Act or the Competition Act.

(d)           The Purchaser shall not enter into any transaction, or any agreement to effect any transaction (including any merger or acquisition) that might reasonably be expected to make it more difficult, or to increase the time required, to (i) obtain the expiration or termination of the waiting period under the HSR Act, or any other applicable antitrust, competition, or trade regulation Law, applicable to the transactions contemplated by this Agreement, (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would materially delay or prevent the consummation of the transactions contemplated hereby or (iii) obtain all authorizations, consents, orders and approvals of Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement.

(e)           From the date of this Agreement until Closing, the Seller shall as promptly as reasonably practicable notify the Purchaser in writing of:  (i) any notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; or (ii) any Action commenced or, to the Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Seller or the Morton Entities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.09 or that relates to the consummation of the transactions contemplated by this Agreement.

(f)           The Purchaser’s receipt of information pursuant to this Section 5.04 shall not operate as a waiver or otherwise affect any right of the Purchaser under this Agreement, including pursuant to Articles VIII, IX and X hereof, or any representation, warranty or agreement of the Seller in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedule.

SECTION 5.05.  Transition Services.  From and after Closing, the Seller (or one or more of its Affiliates) shall provide to the Purchaser transition services reasonably requested by the Purchaser.  The scope of such transition services shall be consistent with the services currently provided by the Seller to the Morton Entities.  The term of the transition services shall be based on a reasonable amount of time that will be necessary for the Morton Entities to make arrangements for such services with third parties or with the Purchaser or its Affiliates, but shall not exceed 12 months.  The fees for the provision of each transition service shall be equal to the internal cost of the Seller in providing such service.  Without prejudice to the foregoing, prior to the Closing Date, the parties hereto shall negotiate in good faith an agreement setting out the detailed scope and term of such transition services (the “Transition Services Agreement”).

SECTION 5.06.  Insurance.  From and after Closing, the Morton Entities shall cease to be insured by the Seller’s or its Affiliates’ insurance policies or by any of their self-insured programs, other than by any third party insurance policies acquired directly by and in the name of any Morton Entity or self-insurance programs of the Morton Entities directly.  The Seller shall provide, at the sole cost and expense of Purchaser, such assistance as the Purchaser may reasonably request between the date of this Agreement and Closing to assist the Purchaser in obtaining insurance policies and programs with respect to the Morton Entities (or any Purchaser Reorganization Transferee) at Closing.  Prior to Closing, the Seller shall cause the third party insurance policies (and/or the rights to coverage thereunder) of the Morton Entities solely relating to the Non-Business Assets or Non-Business Liabilities or Pre-Closing Environmental Liabilities to the extent not relating to the Business (the “Non-Business Insurance”) to be transferred, conveyed or otherwise assigned to the Seller or one or more of its Affiliates to the extent practicable.  With respect to events or circumstances relating to the Morton Entities (i) that are covered by such Non-Business Insurance, the Morton Entities and any Purchaser Reorganization Transferee may, during the period from Closing until the last day for exercise of the Post-Closing Legal Entity Transfer Right (the “MII Transfer End Date”), cause the Seller to make claims (on behalf, and for the benefit, of the Purchaser) under such Non-Business Insurance to the extent such coverage and limits are available under such Non-Business Insurance and to the extent such claims are not covered by insurance policies or self-insurance programs of any of the Morton Entities and (ii) that existed prior to the Closing Date that are covered by the Seller’s or its Affiliates’ occurrence based third party liability insurance policies (the “Occurrence Policies”), the Morton Entities may, during the period described in (i) above, make claims under such policies; provided, in each case however, that by making any such claims, the Purchaser agrees to reimburse, or cause the Morton Entities to reimburse, the Seller and its Affiliates for any increased insurance costs incurred by the Seller or any of its Affiliates as a result of such claims, including any premium adjustments associated with such policies, as such amounts are determined in accordance with those policies and programs generally applicable from time to time to the Seller and its Affiliates; and provided, further, that the Purchaser or the Morton Entities shall bear (and the Seller and its Affiliates shall have no obligation to repay or reimburse the Purchaser or the Morton Entities for) a proportionate amount of any “deductibles” associated with claims under such policies.  As of the MII Transfer End Date, the Purchaser and the Morton Entities shall no longer be permitted to make any claims under such Non-Business Insurance or under the Occurrence Policies.  For the avoidance of doubt, the Seller and its Affiliates shall retain all rights to control its insurance policies and programs, including the right to exhaust, release, commute, buy-back or otherwise remove its insurance policies and programs, and to settle or otherwise resolve any disputes (provided any such settlement or resolution is reasonable with respect to any claim by the Purchaser) notwithstanding whether any such policies or programs apply to any Liabilities of the Purchaser.  Notwithstanding anything to the contrary contained herein, neither the Morton Entities nor the Purchaser shall make any claims under any other insurance policies (including any claims-based insurance policies) or any other self-insured programs of the Seller or its Affiliates.

SECTION 5.07.  Privileged Matters.  The parties hereto acknowledge and agree that the legal advice or services that have been or will be provided prior to the Closing Date for the benefit of both (a) the Seller and its Affiliates (other than the Morton Entities and Holdco) and (b) the Morton Entities and Holdco shall be subject to a shared privilege between the Seller and its Affiliates, on the one hand, and the Morton Entities and Holdco, on the other hand, and the Seller and its Affiliates, and the Morton Entities and Holdco shall have equal right to assert all such shared privileges in connection with privileged information under any applicable Law and no such shared privilege may be waived by (i) any of the Seller or its Affiliates without the prior written consent of the Purchaser or (ii) by any of the Morton Entities, Holdco or the Purchaser without the prior written consent of the Seller, except as may be required or permitted by Law; provided, however, that any legal advice or services provided, whether before or after the Closing Date, with respect to any matter for which the Indemnifying Party agrees in writing that, with respect to such matters, it has an indemnification obligation hereunder, shall be subject to the sole and separate privilege of the Indemnifying Party, and the Indemnifying Party shall be entitled to control the assertion or waiver of all such separate privileges under any applicable Law in connection with any privileged information, whether or not such information is in the possession of or under the control of any of the Indemnified Parties.

SECTION 5.08.  Further Action.  From time to time after the Closing, without additional consideration, each party hereto will (or, if appropriate, will cause its Affiliates to) execute and deliver such further instruments and take such other action as may be reasonably requested by the other party to make effective the transactions contemplated by this Agreement and the Ancillary Agreements and, without prejudice to the foregoing, enter into good faith discussions with respect thereto.  The Seller shall provide and shall cause the Morton Entities to provide, at the sole cost and expense of Purchaser, such assistance as the Purchaser may reasonably request between the date of this Agreement and Closing to assist the Purchaser in replacing any outstanding Indebtedness (other than the Credit Sensitive Debentures) or letters of credit of the Morton Entities.  Without limiting the foregoing, upon reasonable request of the Purchaser, the Seller shall, and shall cause its Affiliates to, execute, acknowledge and deliver all such further assurances, deeds, assignments, consequences, powers of attorney and other instruments and papers as may be required to sell, transfer, assign, convey and deliver to the Purchaser, the Morton Entities or any Purchaser Reorganization Transferee, all right, title and interest in and to the Shares and to assets, rights and properties of the Business.  In addition, if any of the Seller and its Affiliates (on the one hand), and the Purchaser and its Affiliates (on the other hand) shall, following the Closing, have in their possession any property, asset or right, which under this Agreement should be in the possession of the other, such Person shall promptly deliver such property, asset or right as contemplated by this Agreement to such party.

SECTION 5.09.  Intercompany Obligations; Third Party Assurances.  (a) Except with respect to the arrangements contemplated by the Ancillary Agreements, all obligations or agreements between the Morton Entities and Holdco, on the one hand, and the Seller and its

Affiliates (other than the Morton Entities and Holdco), on the other hand, and, subject to receipt of notice from the Purchaser within 30 days of the date hereof, any long-term Indebtedness in the amount of at least $25,000,000 owed between any two Morton Entities or between any Morton Entity and Holdco, shall, at the Seller’s discretion after reasonable consultation with the Purchaser be either terminated, repaid, capitalized or cancelled, as applicable, prior to the open of business on the Closing Date, such that at Closing no such obligations or agreements are outstanding.

(b)           The Seller shall use its reasonable efforts to ensure that as soon as reasonably practicable after Closing, each Morton Entity, Holdco and each JV Entity are released from all Third Party Assurances (including those listed in Section 5.09(b) of the Disclosure Schedule) given by such Morton Entity or Holdco or such JV Entity in respect of obligations of the Seller or any of its Affiliates.  Pending release of any such Third Party Assurance, the Seller shall indemnify the Purchaser and each of its Affiliates against any and all Losses arising after Closing under or by reason of any such Third Party Assurance.

(c)           Except with respect to the Credit Sensitive Debentures, the Purchaser shall use its reasonable efforts to ensure that as soon as reasonably practicable after Closing, the Seller and any of the Seller's Affiliates are released from all Third Party Assurances given by the Seller or any Affiliate of the Seller in respect of obligations of any Morton Entity and listed in Section 5.09(c) of the Disclosure Schedule and such other Third Party Assurances disclosed to the Purchaser prior to Closing, to the extent such Third Party Assurances are not material.  Pending release of any such Third Party Assurance, the Purchaser shall indemnify the Seller or such Affiliate of the Seller against any and all Losses arising after Closing under or by reason of any such Third Party Assurance.

(d)           The Seller shall at Closing on behalf of itself and each of its Affiliates (other than the Morton Entities, Holdco and the JV Entities) irrevocably waive any right of subrogation, contribution or reimbursement or any claim against the Morton Entities, Holdco or the JV Entities in respect of any guarantee, indemnity or undertaking by the Seller or any such Affiliate in respect of any Indebtedness of or for the benefit of any Morton Entity, Holdco or any JV Entity.  The Seller shall and shall cause each of its Affiliates (other than the Morton Entities, Holdco and JV Entities) to execute any release, termination statement or waiver reasonably requested by the Purchaser to give effect to the foregoing.

SECTION 5.10.  Seller Reorganization.  Prior to Closing, (i) the Seller shall sell, assign, transfer, convey and deliver all of the Non-Business Assets, (including the assets listed on Section 5.10 of the Disclosure Schedule and described as the “Retained Real Property”), to a controlled Affiliate of the Seller that upon Closing shall not be a Morton Entity, Holdco or any JV Entity (the “Seller Reorganization Transferee”) and (ii) the Seller shall cause the Seller Reorganization Transferee to assume and agree to pay, perform and discharge all of the Non-Business Liabilities and Pre-Closing Environmental Liabilities to the extent they are not related to the Business and, to the maximum extent allowable by Law, the Company shall be released from any Liability with respect thereto (the “Seller Reorganization”).  Prior to effecting such Seller Reorganization, the Seller shall, giving reasonable notice, consult with the Purchaser with respect to the steps and documentation for such Seller Reorganization.  Prior to Closing, the Seller and the Purchaser agree to mutually cooperate to subdivide the Weeks Island, Louisiana, property (as described on Schedule 5.10 of the Disclosure Schedule) so as to separate the Non-Business Assets from the Business and if such subdivision is legally impossible or economically unfeasible, the parties will thereafter negotiate in good faith so as to cause a division of the Weeks Island property in a manner that will preserve and protect the Seller’s interest in the Non-Business Assets and the Purchaser’s interest in the remaining Weeks Island property.  The Seller shall procure that no Morton Entity nor Holdco shall provide or agree to any representation, warranty, covenant or other agreement with respect to the Seller Reorganization or incur any Liability with respect thereto other than any obligation of such Person to sell, assign, transfer, convey and deliver all of the Non-Business Assets.

SECTION 5.11.  Retained Names and Marks.  (a)  The Purchaser hereby acknowledges that all right, title and interest in and to the “ROHM AND HAAS” name, together with all variations and acronyms thereof and all trademarks, service marks, Internet domain names, trade names, trade dress, company names and other identifiers of source or goodwill to the extent containing or incorporating any of the foregoing (the “Retained Names and Marks”) are owned exclusively by the Seller, and that, except as expressly provided below, any and all right of the Morton Entities, Holdco and each JV Entity to use the Retained Names and Marks shall terminate as of the Closing and shall immediately revert to the Seller, along with any and all goodwill associated therewith.  The Purchaser further acknowledges that it has no rights, and is not acquiring any rights, to use the Retained Names and Marks, except as expressly provided herein.

(b)           The Purchaser shall, as soon as practicable after the Closing, but in no event later than ten (10) Business Days thereafter, cause Holdco to submit to appropriate Governmental Authorities amended articles of incorporation (or similar organizational documents) changing its corporate name, “doing business as” name, trade name and any other similar corporate identifier to a corporate name, “doing business as” name, trade name or any other similar corporate identifier that does not contain any Retained Names and Marks, and to supply promptly any additional information, documents and materials that may be requested by the Seller with respect to such submissions and the Seller shall provide such reasonable assistance to the Purchaser as the Purchaser shall request in connection therewith.

(c)           Each of the Morton Entities, Holdco and each JV Entity shall, for a period of 90 calendar days after the date of the Closing, with respect to (i) below and until March 31, 2010, with respect to (ii) below, be entitled to use, solely in connection with the operation of the Business as operated immediately prior to the Closing, all of (i) its existing signage and stocks of signs, letterheads, invoice stock, advertisements and promotional materials, and other documents and materials (“Existing Stock”) and (ii) inventory, in each case, containing the Retained Names and Marks, after which periods the Purchaser shall cause each such entity to remove or obliterate all Retained Names and Marks from such Existing Stock or cease using such Existing Stock.

(d)           Except as expressly provided in this Section 5.11, no other right to use the Retained Names and Marks is granted by the Seller to the Purchaser or its Affiliates (including, for purposes of this Section 5.11, the Morton Entities, Holdco and each JV Entity), whether by implication or otherwise, and nothing hereunder permits the Purchaser or its Affiliates to use the Retained Names and Marks in any manner other than in connection with Existing Stock.  The Purchaser shall ensure that all its uses of the Retained Names and Marks as provided in this

Section 5.11 shall be only with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which the Retained Names and Marks were used in the Business prior to the Closing.  Any and all goodwill generated by the use of the Retained Names and Marks under this Section 5.11 shall inure solely to the benefit of the Seller.  In no event shall the Purchaser or its Affiliates use the Retained Names and Marks in any manner that may damage or tarnish the reputation of the Seller or the goodwill associated with the Retained Names and Marks.

(e)           The Purchaser agrees that the Seller shall have no responsibility for claims by third parties arising out of, or relating to, the use by Purchaser or its Affiliates of any Retained Names and Marks after the Closing.  In addition to any and all other available remedies, the Purchaser shall indemnify and hold harmless the Seller and its Affiliates, and their officers, directors, employees, agents, successors and assigns, from and against any and all such claims that may arise out of the use of the Retained Names and Marks by the Purchaser or its Affiliates (i) in accordance with the terms and conditions of this Section 5.11, other than such claims that the Retained Names and Marks infringe the Intellectual Property rights of any third party, or (ii) in violation of or outside the scope permitted by this Section 5.11.  Notwithstanding anything in this Agreement to the contrary, the Purchaser hereby acknowledges that in the event of any breach or threatened breach of this Section 5.11, the Seller, in addition to any other remedies available to it, shall be entitled to a preliminary injunction, temporary restraining order or other equivalent relief restraining the Purchaser and any of its Affiliates from any such breach or threatened breach.

SECTION 5.12.  Credit Sensitive Debentures.  From and after Closing, the Seller shall pay, on behalf of the Company (for purposes of this Section 5.12, as defined in Section 5.12 of the Disclosure Schedule), to the indenture trustee of the Credit Sensitive Debentures, or directly to the holders thereof to the extent provided in the Credit Sensitive Debentures, any and all amounts due to the indenture trustee and to the holders thereof (whether principal, interest (including accrued and unpaid interest at Closing) or, subject to the penultimate paragraph of Section 5.12 of the Disclosure Schedule, other amounts provided for in the Credit Sensitive Debentures when such amounts are due and payable), not later than three (3) Business Days prior to such amounts being due and payable to the indenture trustee or holders of the Credit Sensitive Debentures, as the case may be.  The Seller shall enter into a note in favor of the Company prior to the Closing (the “Replacement Note”) which shall reflect the covenants in the prior sentence, contain the terms and conditions set forth in Section 5.12 of the Disclosure Schedule and contain such other terms and conditions as the parties reasonably agree..

SECTION 5.13.  Non-Solicitation.  The Seller shall procure that neither it nor any of its Affiliates shall (whether alone, jointly with another, directly or indirectly), for two (2) years after the Closing Date, offer to employ or to solicit any managerial employee of the Morton Entities (each, a “Relevant Purchaser Employee”); provided, that the foregoing provisions shall not operate to prevent the Seller or any of its Affiliates from employing:  (A) any Relevant Purchaser Employee who makes initial contact with the Seller or such Affiliate or who responds to an advertisement for employment that is placed by or on behalf of the Seller or any such Affiliate in a medium of general circulation, or any Relevant Purchaser Employee who is recruited through an employment agency; provided, that in each case such advertisement or recruitment is not specifically targeted at such Relevant Purchaser Employee, or (B) any

Person (including any Relevant Purchaser Employee) whose employment has been terminated by the Purchaser or any of its Affiliates (including the Morton Entities), prior to such offer of employment.

SECTION 5.14.  Transaction Fees and Expenses.  The Seller shall cause the Morton Entities to pay in full, prior to the Closing, any (i) transaction costs to third parties incurred by the Morton Entities in the course of the transaction contemplated by this Agreement and (ii) sale or other bonuses, retention or severance payments or any other kind of monetary awards or amounts resulting from the transactions contemplated by this Agreement (including but not limited to any sale bonus to Greenbrier Consulting Group, LLC pursuant to that certain Consulting Agreement by and among the Seller, Greenbrier Consulting Group, LLC and Wes Clark, dated August 1, 2008).

SECTION 5.15.  2008 Company Financial Statements.  On or prior to the date that falls seven Business Days prior to the Closing Date, the Seller shall deliver to the Purchaser the 2008 Company Financial Statements.

SECTION 5.16.  MII Legal Entity Agreement.  On or prior to the Closing Date, the Purchaser and the Seller shall enter into an agreement in the form of Exhibit 5.16 (the “MII Legal Entity Agreement”).

SECTION 5.17.  Canadian Filing.  Notwithstanding anything to the contrary herein, Purchaser agrees to timely file an accurate and complete CRA Form T2062CE (and a comparable form for provincial income tax purposes) under subsection 116(5.02) of the Income Tax Act (Canada) (and the corresponding provision of nay Canadian provincial statute) with respect to the purchase of the Company Shares and the Seller agrees to certify and sign any such form as appropriate (and, otherwise provide the Purchaser with such assistance and co-operation as is necessary in that regard).

ARTICLE VI

EMPLOYEE MATTERS

SECTION 6.01.  Terms of Employment.  For a period of two years following the Closing Date, the Purchaser shall provide, or shall cause its Affiliates to provide, each Morton Employee who was in active employment status (including Morton Employees who are on authorized leave of absence, short-term disability, workers’ compensation leave or vacation leave) as of the Closing Date, and Morton Employees who are on long-term disability on the Closing Date upon their return to work (each such individual, an “Active Morton Employee”) with (a) at least the same salary or wage level and the same bonus opportunity as in effect immediately prior to the Closing, (b) severance benefits (for Active Morton Employees who terminate after Closing) in accordance with the severance practice of the Seller and its Affiliates as in effect immediately prior to the Closing Date and (c) employee benefit plans and arrangements that are not less favorable in the aggregate than those that are in effect immediately prior to the Closing.  Notwithstanding the foregoing, the Purchaser shall not be obligated to provide comparable compensation or benefits under the provisions of any individual employment agreement or arrangement, consulting, severance (other than as required by

(b) above), change in control, retention or sale bonus agreement.  Nothing in this Section 6.01 shall be construed in any way to relieve the Purchaser or the Morton Entities from their respective obligations under the terms of the Transferred Plans, whether before, during or after the two-year period described in this Section 6.01.  In addition, nothing contained in this Agreement shall confer upon any Morton Employee any right to continued employment with Purchaser or its Affiliates, nor shall anything herein interfere with the right of Purchaser or its Affiliates to relocate or terminate the employment of any of the Morton Employees at any time after the Closing Date.

SECTION 6.02.  Employee Benefits.   (a)  As of the Closing, each Active Morton Employee shall cease to be an active participant under the Plans (other than the Transferred Plans), and each Active Morton Employee shall be entitled to participate in the employee benefit plans and arrangements maintained by the Purchaser and its Affiliates, subject to applicable Law and the terms of such plans and arrangements.  Each Active Morton Employee shall receive credit for service with the Seller, the Morton Entities and their Affiliates and predecessors under such employee benefit plans and arrangements of the Purchaser and its Affiliates for purposes of eligibility, vesting and benefit accrual (other than benefit accrual under any pension or retirement plan that is not a Transferred Plan); provided, however, that in no event shall such credit result in the duplication of benefits or the funding thereof.  In addition, the Purchaser shall waive, or shall cause to be waived, any limitations as to pre-existing conditions, evidence of insurability, exclusions and waiting periods with respect to participation and coverage requirements for such Active Morton Employees under such plans (to the extent that such conditions, evidence of insurability, exclusions and waiting periods had been satisfied or waived under the Plans as of the Closing Date) and shall credit such Active Morton Employees for co-payments and deductibles paid on or prior to the Closing Date during the year in which the Closing Date occurs in satisfying any deductible or out-of-pocket requirements.

(b)           The Purchaser shall assume from the Seller and shall be responsible for, and shall indemnify and hold harmless the Seller and its Affiliates against the actual cost of all hospital, medical, dental, vision, workers’ compensation, unemployment compensation and other welfare expenses and benefits for Active Morton Employees, including, if applicable, continuation coverage provided under Section 4980B(f) of the Code (COBRA) with respect to claims incurred by Active Morton Employees or their covered dependents on and after the Closing Date.  For purposes of this Section 6.02(b), claims for services will be incurred on each date the service giving rise to the claim is performed and claims for workers’ compensation will be incurred on each date the claim is paid.

(c)           The Purchaser shall assume, or shall cause its Affiliates to assume, the liability of the Seller for the provision of retiree health and welfare benefits, in accordance with the eligibility provisions of the relevant Plans of the Seller as in effect immediately prior to the Closing Date, to (i) all Morton Employees employed at Morton Entities outside of the US (and their covered dependents) regardless of such Morton Employees’ dates of retirement and (ii) Active Morton Employees employed at Morton Entities in the US who retire on and after the Closing Date (and their covered dependents).  The Seller shall retain and shall remain liable for the provision of retiree health and welfare benefits to Morton Employees employed at Morton Entities in the US who retire prior to the Closing Date (and their covered dependents) under the retiree health and welfare benefit plans of the Seller and its Affiliates.

SECTION 6.03.  Pension Plans; 401(k) Plan.  (a)  Except as otherwise expressly set forth in this Agreement, effective as of the Closing Date, the Morton Employees shall be considered terminated participants under the defined benefit and defined contribution pension plans (including the employee stock ownership plan and all deferred compensation plans) of the Seller and its Affiliates (other than the Morton Entities) (the “Seller Pension Plans”) and shall cease to accrue benefits thereunder.  In addition, the Seller and its Affiliates shall amend the Seller Pension Plans to provide that the Morton Employees be fully vested in all benefits under such Seller Pension Plans as of the Closing Date.  The Seller and its Affiliates shall amend or shall effect such other modifications as may be appropriate to each Seller Pension Plan to provide that, effective as of the Closing Date, none of the Morton Entities shall be a contributing sponsor thereto.

(b)           Effective as of the Closing Date, the Purchaser or one of its Affiliates shall assume the sponsorship of the Canadian Salt Company Limited Employees’ Pension Plan, the Canadian Salt Company Limited Excess Pension Plan and the related trust agreement (hereinafter collectively referred to as the “Canadian Pension Plans”) and the Pension Plan for the Morton Bahamas Limited Employees and the related trust agreement (the “Bahamas Pension Plan”).  The Purchaser or its Affiliates shall as of the Closing Date assume, and be liable for the payment of, all benefits (whether existing on the Closing Date or arising in the future) provided for in the Canadian Pension Plans and the Bahamas Pension Plan.  The employment of any Morton Employee who continues in the employ of the Purchaser as of the Closing Date shall not be deemed to have been severed or terminated for any purpose under the Canadian Pension Plans or the Bahamas Pension Plan by reason of the transactions contemplated by this Agreement.

(c)           Effective as of the Closing Date, contributions under the Seller 401(k) Employee Stock Ownership and Savings Plan, or any successor plan (the “Seller 401(k)/ESOP Plan”) in respect of the Morton Employees who participated in such plan (the “Participants”) shall cease.  As soon as practicable after the Closing Date, the Participants shall be permitted to transfer their individual account balances from the Seller 401(k)/ESOP Plan (including any promissory notes held in such accounts) in a direct rollover distribution to a defined contribution plan sponsored by the Purchaser and its Affiliates in which the Participants are eligible to participate and that meets the qualification requirements of Section 401(a) of the Code; provided, however, that nothing contained herein shall compel the Purchaser to accept rollover contributions in the form of common stock or other securities.

SECTION 6.04.  Collective Bargaining Agreements.  Purchaser shall recognize, and shall cause the Morton Entities to recognize, each bargaining unit applicable to the Morton Employees and shall cause the Morton Entities to perform all obligations under each collective bargaining agreement set forth in Section 3.14 of the Disclosure Schedule.  The Purchaser shall honor, and shall cause the Morton Entities to honor, the obligations under the National Labor Relations Act.  On or prior to the Closing, Seller shall, or shall cause the Morton Entities to, provide any required notice of the transactions contemplated by this Agreement to each bargaining unit set forth in Section 3.14 of the Disclosure Schedule.

SECTION 6.05.  Transferred Plans.  Effective as of the Closing Date, the Seller or one of its Affiliates shall take all actions necessary to transfer any and all assets of any funded

Transferred Plan to a Morton Entity.  To the extent such assets are held in a master trust, the amounts shall be transferred in cash or such other form as acceptable to the Purchaser.

ARTICLE VII

TAX MATTERS

SECTION 7.01.  Tax Indemnities.  (a)  From and after the Closing, the Seller agrees to indemnify and hold the Purchaser and its Affiliates harmless against any Excluded Taxes, for any breach of the warranties contained in Section 3.15(e), (j), (k) and (l) of this Agreement, and for any Taxes for which the Purchaser is liable under section 116 of the Income Tax Act (Canada), or sections 1094 and 1102.4 of the Taxation Act (Quebec), as a result of the purchase of the Company Shares from the Seller.  The Purchaser shall be responsible for and shall indemnify and hold the Seller and its Affiliates harmless against the Relevant Proportion of all Taxes imposed on or relating to the Morton Entities, Holdco other than Excluded Taxes.  The parties hereto agree that all payments by the Purchaser pursuant to the immediately preceding sentence shall be made to the Seller or its designee.

(b)           In the case of Taxes with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of the taxable period ending on the Closing Date shall be:

(i)           in the case of Taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than Conveyance Taxes covered by Section 7.06), deemed equal to the amount which would be payable (after giving effect to amounts which may be deducted from or offset against such Taxes) if the taxable period ended on the Closing Date; and

(ii)           in the case of Taxes imposed on a periodic basis with respect to the assets of any Morton Entity, Holdco or any JV Entity, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire Straddle Period (after giving effect to amounts which may be deducted from or offset against such Taxes) (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

Any credit or refund resulting from an overpayment of Taxes for a Straddle Period shall be prorated based upon the method employed in this paragraph (b) taking into account the type of Tax to which the refund relates.  In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 7.01(b) shall be computed by reference to the level of such items on the Closing Date.

(c)           Payment by the Indemnifying Party of any amount due under this Section 7.01 shall be made within 30 days following written notice by the Indemnified Party that payment of such amounts to the appropriate taxing authority is due; provided, that the Purchaser shall comply with its obligation to promptly notify the Seller under Section 7.03(a) and provided, further, that the Indemnifying Party shall not be required to make any payment earlier than two Business Days before it is due to the appropriate taxing authority.  Notwithstanding anything to the contrary herein, if the Seller receives an assessment or other notice of Taxes due with respect to any Morton Entity, Holdco or any JV Entity for which the Seller is not responsible, in whole or in part, pursuant to paragraph (a) of this Section 7.01, then the Purchaser shall pay such Taxes, or if the Seller pays such Taxes, then the Purchaser or any Morton Entity, Holdco or any JV Entity shall pay to the Seller the amount of such Taxes for which the Seller is not responsible within five days following such payment (but in no event less than 30 days of receiving notice of such Tax).  In the case of a Tax that is contested in accordance with the provisions of Section 7.03, payment of the Tax to the appropriate taxing authority will be considered to be due no earlier than the date a final determination to such effect is made by the appropriate taxing authority or court.

SECTION 7.02.  Tax Refunds and Tax Benefits.  (a)  Any Tax refund, credit or similar benefit (including any interest paid or credited with respect thereto) relating to Excluded Taxes or any period prior to the Closing Date shall be the property of the Seller, and if received by the Purchaser, any Morton Entity or Holdco, shall be paid over promptly to the Seller; provided, that any such amounts shall be net of any reasonable costs of obtaining such refund or credit and any net Tax borne by the Purchaser on account of the receipt of such refund and/or the payment of such amounts to the Seller.  The Purchaser shall, if the Seller so requests and at the Seller’s expense, cause the relevant Morton Entity or Holdco to file for and use its reasonable best efforts to obtain and expedite the receipt of any refund to which the Seller would be entitled under this Section 7.02.  Any Tax refund, credit or similar benefit (including any interest paid or credited with respect thereto) of a Morton Entity or Holdco relating to any period beginning after the Closing shall be for the account of the Purchaser, and if received by the Seller, shall be paid over promptly to the Purchaser; provided, that any such amounts shall be net of any reasonable costs of obtaining such refund or credit and any net Tax borne by the Seller on account of the receipt of such refund and/or the payment of such amounts to the Purchaser

(b)           Any amount otherwise payable under Section 7.01 shall be reduced by any Tax benefit for the current, or any prior, taxable year available to the other party or its Affiliates arising in connection with any underlying adjustment resulting in the obligation of the other party or its Affiliates to pay Taxes or other amounts for which the payee party is responsible under Section 7.01 or the accrual or payment of such Taxes.  Any amount paid under Section 7.01 shall be refunded to the extent any such Tax benefit becomes available to the other party or its Affiliates in a subsequent taxable year as and when such Tax benefit is realized.

SECTION 7.03.  Contests.  (a)  After the Closing, the Purchaser shall promptly notify the Seller in writing of the proposed assessment or the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on the Purchaser, its Affiliates or any of the Morton Entities which, if determined adversely to the taxpayer or after the lapse of time, could be grounds for indemnification by the Seller under Section 7.01 (a “Claim”).  Such notice shall contain factual information (to the extent known to the Purchaser, its Affiliates or any Morton Entity) describing the Claim in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such Claim.  If the

Purchaser fails to give the Seller prompt notice of a Claim as required by this Section 7.03, then the Seller shall not have any obligation to indemnify for any Loss arising out of such Claim, but only to the extent that failure to give such notice results in a detriment to the Seller.

(b)           In the case of a Tax audit or administrative or judicial proceeding (a “Contest”) that relates to taxable periods ending on or before the Closing Date, the Seller shall have the sole right, at its expense, to control the conduct of such Contest.

(c)           With respect to Straddle Periods, the Seller may elect to direct and control, through counsel of its own choosing, any Contest involving any asserted Tax liability with respect to which Seller acknowledges liability indemnity may be sought from the Seller pursuant to Section 7.01.  If the Seller elects to direct a Contest, the Seller shall within 60 days of receipt of the notice of asserted Tax liability notify the Purchaser of its intent to do so, and the Purchaser shall cooperate and shall cause the Morton Entities to fully cooperate, at the Seller’s expense, in each phase of such Contest.  If the Seller elects not to direct the Contest, the Purchaser or any Morton Entity may assume control of such Contest (at the Purchaser’s expense).  However, in such case, none of the Purchaser or any Morton Entity may settle or compromise any asserted liability without prior written consent of the Seller; provided, however, that consent to settlement or compromise shall not be unreasonably delayed or withheld.  In any event, the Seller may participate, at its own expense, in the Contest.

(d)           The Purchaser and the Seller agree to cooperate, and the Purchaser agrees to cause the Morton Entities to cooperate, in the defense against or compromise of any Claim or Contest.

SECTION 7.04.  Preparation of Tax Returns.  (a)  The Seller shall prepare and file (or cause the Morton Entities or Holdco to prepare and file) all Tax Returns relating to the Morton Entities and Holdco for any Pre-Closing Period. Such Tax Returns shall be prepared on a basis consistent with those prepared by the Seller or Dow for prior taxable periods unless a different treatment of any item is required by Law.  With respect to any such Tax Return required to be filed with respect to any Morton Entity or Holdco after the Closing Date, the Seller shall provide the Purchaser and its authorized representative with a copy of such completed Tax Return at least 30 Business Days prior to the due date (including any extension thereof) for filing of such Tax Return, and the Purchaser and its authorized representative shall have the right to review and comment on such Tax Return prior to the filing of such Tax Return.  The Seller and the Purchaser agree to consult and to attempt in good faith to resolve any issues arising as a result of the review of such Tax Return by the Purchaser or its authorized representative.

(b)           The Purchaser shall prepare and file (or cause the Morton Entities or Holdco to prepare and file) all Tax Returns that relate to any Morton Entity or Holdco for any Straddle Period, it being understood that all Taxes shown as due and payable on such Tax Returns shall be the responsibility of the Purchaser, except for such Taxes which are the responsibility of the Seller pursuant to Section 7.01 which the Seller shall pay in accordance with this Article VII.  Such Tax Returns shall be prepared on a basis consistent with those prepared for prior taxable periods unless a different treatment of any item is required by Law.  With respect to any Tax Return required to be filed with respect to any Morton Entity or Holdco after the Closing Date and as to which the Taxes due (or a portion thereof) are Excluded Taxes, the Purchaser shall provide the Seller and its authorized representative with a copy of such completed Tax Return and a statement (with which the Purchaser will make available supporting schedules and information) certifying the amount of Tax shown on such Tax Return that is included in Excluded Taxes pursuant to Section 7.01 at least 30 Business Days prior to the due date (including any extension thereof) for filing of such Tax Return, and the Seller and its authorized representative shall have the right to review and comment on such Tax Return and statement prior to the filing of such Tax Return.  The Seller and the Purchaser agree to consult and to attempt in good faith to resolve any issues arising as a result of the review of such Tax Return and statement by the Seller or its authorized representative.

SECTION 7.05.  Tax Cooperation and Exchange of Information.  The Seller and the Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other (and the Purchaser shall cause the Morton Entities to provide such cooperation and information) in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes.  Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities.  The Seller and the Purchaser shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 7.05.  Notwithstanding anything to the contrary in Section 5.02, each of the Seller and the Purchaser shall retain all Tax Returns, work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters of any Morton Entity for any taxable period that includes the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, or (ii) six years following the due date (without extension) for such Tax Returns.  After such time, before the Seller or the Purchaser shall dispose of any such documents in its possession (or in the possession of its Affiliates), the other party shall be given an opportunity, after 90 days prior written notice, to remove and retain all or any part of such documents as such other party may select (at such other party’s expense).  Any information obtained under this Section 7.05 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

SECTION 7.06.  Conveyance Taxes.  Any Conveyance Taxes imposed upon, or payable or collectible or incurred in connection with, this Agreement or the transactions contemplated hereby shall be paid by the party upon which such Conveyance Taxes are imposed and the other party shall indemnify the party paying such Conveyance Taxes for an amount equal to fifty percent (50%) of such Conveyance Taxes; such indemnification to be made not less than two (2) Business Days before the date payment of the Conveyance Taxes is due to the applicable Governmental Authority.  The Purchaser and the Seller agree to cooperate in the execution and delivery of all instruments and certificates necessary to enable the appropriate party to comply with any pre-Closing filing requirements.

SECTION 7.07.  Tax Covenants.  (a) Neither the Purchaser nor any Affiliate of the Purchaser shall take, or cause or permit any Morton Entity to take, any action outside of the ordinary course of business or omit to take any action which is reasonably likely to increase the Seller’s or any of its Affiliates’ liability for Taxes without the prior written consent of the Seller (such consent not to be unreasonably delayed or withheld).

(b)           Neither the Purchaser nor any Affiliate of the Purchaser shall amend, refile or otherwise modify, or cause or permit any Morton Entity to amend, refile or otherwise modify, any Tax election or Tax Return with respect to any taxable period (or portion of any taxable period) ending on or before the Closing Date without the prior written consent of the Seller (such consent not to be unreasonably delayed or withheld).  For the avoidance of doubt, neither the Purchaser nor any Affiliate (including, after the Closing Date, the Morton Entities) shall carryback any tax attribute from any tax period after the Closing Date.

SECTION 7.08.  Miscellaneous.  (a)  For Tax purposes, the parties hereto agree to treat all payments made pursuant to any indemnification obligation under this Agreement (including, without limitation, pursuant to this Article VII) as adjustments to the Purchase Price.

(b)           This Article VII shall be the sole provision governing indemnities for Taxes under this Agreement; provided, however, that the Purchaser shall not be precluded by this Section 7.08(b) from making a claim under Article IX for breach of the representation contained in Section 3.06(c).

(c)           For purposes of this Article VII, all references to the Purchaser, the Seller, Affiliates and any Morton Entity, Holdco or any JV Entity include successors.

(d)           Notwithstanding any provision in this Agreement to the contrary, the covenants and agreements of the parties hereto contained in this Article VII shall survive the Closing and shall remain in full force until thirty days after the expiration of the applicable statutes of limitations for the Taxes in question (taking into account any extensions or waivers thereof).

(e)           Any Tax sharing agreement or arrangement between any of the Seller or any of its Affiliates (other than the Morton Entities), on the one hand, and any of the Morton Entities, on the other hand, shall have been terminated.  After the Closing Date, no party shall have any rights or obligations under any such Tax sharing agreement or other similar contract.

(f)           Payments by the Seller under this Article VII shall be limited to the amount of any liability or damage that remains after deducting therefrom any indemnity, contribution or other similar payment recovered by the Purchaser or any of the Morton Entities or any Affiliates of the Purchaser from any third party with respect thereto.

(g)           For purposes of this Article VII, all references to the Seller shall be deemed to include any designee of the Seller designated by the Seller from time to time or for certain purposes.

(h)           If the Company Shares are “loss shares” for purposes of Regulations Section 1.1502-36, and if a reduction in tax attributes of the Company would otherwise be required under Regulations Section 1.1502-36(d), the Seller shall, if directed by the

Purchaser, make an election pursuant to Regulations Section 1.1502-36(d)(6)(i)(A) to reduce the basis in such Shares.

(i)           While the Purchaser acknowledges that the purchase of the Shares pursuant to this Agreement will constitute a qualified stock purchase within the meaning of Section 338(d)(3) of the Code, it agrees that neither it nor any of its Affiliates (including, after the Closing Date, the Morton Entities) shall make any election under Section 338 of the Code with respect to the transactions contemplated by this Agreement or in respect of the Morton Entities other than as provided by Section 7.08(j).

(j)           The Seller shall, if so directed by the Purchaser, (i) sell all but not some of the shares of either or both of Canadian Salt Finance Company and Morton Bahamas Limited to the Purchaser or an Affiliate of the Purchaser provided that such sale can be effected without delaying the Closing or any other adverse impact to or on the Seller or its Affiliates that is not fully compensated for by the Purchaser at the time of such sale, if any, (ii) take reasonable efforts to effect any other restructuring of the Morton Entities, included but not limited to selling, or internal restructuring to permit the sale of, any Morton Entity other than Company, or any asset of any Morton Entity, to the Purchaser or an Affiliate of the Purchaser, provided that such restructuring can be effected without delaying the Closing and without any other adverse impact, present or future, on the Seller or its Affiliates that is not fully compensated for by the Purchaser at the time of the restructuring, and (iii) join the Purchaser in making an election under Section 338(h)(10) of the Code, with respect to the transactions contemplated by this Agreement; provided, however, that the Purchase Price or other consideration shall be adjusted to the extent necessary, in each case but without duplication, to compensate the Seller for any additional Taxes, costs and other expenses (including any Tax liability of the Morton Entities for which Seller or its Affiliates is liable under this Agreement, and determined without regard to any Tax losses, Tax credits or other Tax attributes of Seller or its Affiliates other than Tax losses, Tax credits or other Tax attributes that otherwise would have been available for use by the Morton Entities, the Purchaser or its Affiliates for any tax year beginning after the Closing Date) that it and its Affiliates would not have incurred but for such direction or other election, and provided, further, that any direction must be made within 45 days of signing this Agreement and any action requested pursuant to clause (i) or (ii) must be able to be completed within 60 days of signing this Agreement.  In the event that the amount of any payment required to be made under clause (i) or (ii) above is not known at the time of the restructuring or sale, the Purchaser shall pay the Seller an amount equal to a reasonable estimate of the payment, and the difference between the amount of any initial payment and the amount of the actual payment required by this Section 7.08(j) shall be paid or refunded, as the case may be, within five days of the amount of the payment becoming known.

ARTICLE VIII

CONDITIONS TO CLOSING

SECTION 8.01.  Conditions to Obligations of the Seller.  The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)           Representations, Warranties and Covenants.  (i) The representations and warranties of the Purchaser contained in this Agreement (A) that are not qualified by a “materiality” qualification shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date and (B) that are qualified by a “materiality” qualification shall have been true and correct in all respects as so qualified as of the date of this Agreement and shall be true and correct in all respects as so qualified as of the Closing, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct in the manner set forth in the foregoing clauses (A) or (B), as applicable, as of such other date, (ii) the covenants and agreements contained in this Agreement to be performed or complied with by the Purchaser on or before the Closing shall have been performed or complied with in all material respects (provided, that with respect to covenants and agreements where the obligations therein are qualified by materiality, the Purchaser shall have performed or complied with such covenants and agreements, as so qualified, in all respects) and (iii) the Seller shall have received a certificate of the Purchaser signed by a duly authorized officer thereof dated as of the Closing Date certifying the matters set forth in clauses (i) and (ii) above;

(b)           Governmental Approvals.  Any waiting period (and any extension thereof) under the HSR Act and the Competition Act shall have expired or shall have been terminated; and

(c)           No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise restraining or prohibiting the consummation of such transactions.

SECTION 8.02.  Conditions to Obligations of the Purchaser.  The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)           Representations, Warranties and Covenants.  (i) The representations and warranties of the Seller contained in this Agreement (other than with respect to the Core Matters) that are (A) qualified by a “Material Adverse Effect” qualification shall have been true and correct in all respects as so qualified as of the date of this Agreement and shall be true and correct in all respects as so qualified as of the Closing and (B) not qualified by a “Material Adverse Effect” qualification shall have been true and correct as of the date of this Agreement and shall be true and correct in all respects as of the Closing, except for such failures to be true and correct as, individually or in the aggregate, would not have a Material Adverse Effect (except, with respect to the foregoing clauses (A) and (B), to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in the manner set forth in the foregoing clauses (A) or (B), as applicable, as of such specified date), (ii) the representation and warranties of the Seller with respect to the Core Matters shall be true and correct in all respects as of the date of this Agreement and as of the Closing, (iii) the covenants and agreements contained in this Agreement to be performed or complied with by the Seller at or before the Closing shall have been performed or complied with in all material respects (provided, that with respect to covenants and agreements where the obligations therein are qualified by materiality, the Seller shall have performed or complied with such covenants and agreements, as so qualified, in all respects) and (iv) the Purchaser shall have received a certificate of the Seller signed by a duly authorized officer thereof dated as of the Closing Date certifying the matters set forth in clauses (i), (ii) and (iii) above;

(b)           Governmental Approvals.  Any waiting period (and any extension thereof) under the HSR Act and the Competition Act shall have expired or shall have been terminated; and

(c)           No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise restraining or prohibiting the consummation of such transactions.

ARTICLE IX

INDEMNIFICATION

SECTION 9.01.  Survival of Representations and Warranties.  The representations and warranties of the parties hereto contained in Articles III and IV of this Agreement shall survive the Closing for a period of 15 months after the Closing, except for (i) the representations and warranties set forth in Sections 3.01, 3.03(b), 3.03(c) and 3.19 which shall survive indefinitely (the matters contemplated by the representations and warranties referred to in this clause (i), the “Core Matters”) and (ii) Sections 3.15 and 3.17, which shall terminate at Closing; provided, however, that any claim made with reasonable specificity (but only to the extent known at such time) by the party seeking to be indemnified within the time periods set forth in this Section 9.01 shall not thereafter be barred by the expiration of the relevant representation or warranty and shall survive until such claim is finally and fully resolved.

SECTION 9.02.  Indemnification by the Seller.  The Purchaser and its Affiliates from time to time (including, following the Closing, the Morton Entities, any Purchaser Reorganization Transferee and any Designated Purchaser) and their respective, officers, directors, employees, agents, successors and assigns (each a “Purchaser Indemnified Party”) shall from and after Closing be indemnified and held harmless by the Seller for and against (and the Seller hereby agrees to indemnify and hold each Purchaser Indemnified Party harmless in respect of) all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including any expense of enforcement of obligations, and all reasonable attorneys’ and consultants’ fees and expenses and other fees and expenses reasonably incurred in connection with the investigation, defense or settlement thereof) actually suffered or incurred by, or imposed on, them (hereinafter a “Loss”), arising out of or resulting from:  (a) any breach of any representation or warranty made by the Seller contained in this Agreement or in any certificate delivered pursuant hereto; (b) any breach of any covenant or agreement of the Seller contained in this Agreement; (c) any Pre-Closing Environmental Liability, (d) any Non-Business Liability including, for the avoidance of doubt, the “Friction Division Asbestos Cases,” and “Weeks Island, Louisiana Asbestos Cases,” and “Paterson Plant Bladder Cancer” cases described in items (4), (5) and (6), respectively, in Section 3.09(a) of the Disclosure Schedule or (e) any Liability included in the balance sheet included as part of the 2008 Company Financial Statements that was not included in the Reference Balance Sheet, with respect to (e), to the extent, and only to the extent (i) such Liability was not cancelled, terminated, repaid, capitalized or otherwise satisfied prior to Closing, (ii) such Liability was not included as an item of Current Liabilities or Company Indebtedness on the Final Closing Statement, (iii) the Purchaser is not otherwise entitled to indemnification pursuant to this Agreement or (iv) the Seller is not otherwise required to pay for or discharge such Liability pursuant to any covenant in this Agreement.  Nothing contained in any of the Disclosure Schedules shall qualify, limit or exclude the obligations pursuant to Sections 9.02(b), (c), (d) and (e) except, with respect to Section 9.02(b), to the extent a reference to any Disclosure Schedule is specifically referenced in the relevant covenant or agreement.

SECTION 9.03.  Indemnification by the Purchaser.  The Seller and its Affiliates, and its and their respective officers, directors, employees, agents, successors and assigns (each a “Seller Indemnified Party”) shall from and after Closing be indemnified and held harmless by the Purchaser for and against (and the Purchaser hereby agrees to indemnify and hold each Seller Indemnified Party harmless in respect of) any and all Losses, arising out of or resulting from:  (a) any breach of any representation or warranty made by the Purchaser contained in this Agreement or in any certificate delivered pursuant hereto; or (b) any breach of any covenant or agreement of the Purchaser contained in this Agreement.

SECTION 9.04.  Limits on Indemnification.  (a)  No claim may be asserted nor may any Action be commenced against either party hereto for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or Action is received by such party, describing (with reasonable specificity, but only to the extent known at the time of such notice) the facts and circumstances with respect to the subject matter of such claim or Action, on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Action is based ceases to survive as set forth in Section 9.01, irrespective of whether the subject matter of such claim or Action shall have occurred before or after such date.

(b)           Notwithstanding anything to the contrary contained in this Agreement:  (i) the Seller shall not be liable for any claim for indemnification pursuant to Section 9.02(a) unless and until the aggregate amount of indemnifiable Losses (on a cumulative basis) which may be recovered from the Seller equals or exceeds an amount equal to 1.0% of the Purchase Price, whereupon the Purchaser shall be entitled to, and the Seller shall be obligated to provide, indemnification for the amount of such Losses in excess of such amount, (ii) no claim for Losses may be made under Section 9.02(a) by the Purchaser or shall be reimbursable by or shall be included in calculating the aggregate Losses set forth in clause (i) above unless the Losses resulting from such claim or series of related claims is in excess of $100,000, (iii) the maximum amount of indemnifiable Losses which may be recovered from the Seller arising out of or resulting from the causes set forth in Section 9.02(a) shall be an amount equal to 20% of the

Purchase Price and (iv) no breach by the Seller of any representation, warranty, covenant or agreement in this Agreement shall be deemed to be a breach of this Agreement for any purpose hereunder, and neither the Purchaser nor any Affiliate of the Purchaser shall have any claim or recourse against the Seller or its directors, officers, employees, Affiliates, controlling Persons, agents, advisors or representatives with respect to such breach, under Article VII, this Article IX or otherwise, to the extent the Seller was required to take any action or not to take any action pursuant to the terms of this Agreement, where such requirement gave rise to such breach, or to the extent the Purchaser or any Affiliate of the Purchaser has directed or requested the Seller to take or not take action that gave rise to such breach; provided, that (A) the limitations in clauses (i), (ii) and (iii) shall not apply to claims for indemnification for breach of Core Matters or any breach of Section 3.13(h), 3.18 or 3.20, (B) the limitations in clauses (i) and (ii) shall not apply to claims for indemnification for breach of the representations and warranties set forth in Section 3.02(d) and (C) the maximum amount of indemnifiable Losses which may be recovered from the Seller hereunder with respect to Non-Business Liabilities and Pre-Closing Environmental Liabilities to the extent not relating to the Business shall not exceed an amount equal to $1 billion and the Seller shall not be liable for any such claim for indemnification that is made after the thirtieth anniversary of the Closing Date (provided that any claim made with reasonable specificity prior to such date shall survive until resolved), it being agreed and understood that all Pre-Closing Environmental Liabilites to the extent relating to the Business shall be subject to the maximum amount and survival period set forth in Section 9.07(d).

(c)           Notwithstanding anything to the contrary contained in this Agreement, none of the parties hereto shall have any liability under any provision of this Agreement or any Ancillary Agreements for any punitive, consequential or indirect damages, relating to the breach or alleged breach of this Agreement or any Ancillary Agreements; provided, however, that such limitations shall not limit the Seller’s right to recover contract damages in connection with the Purchaser’s failure to consummate the transactions contemplated by this Agreement in violation of this Agreement; and provided, further, that the foregoing shall not apply to claims for indemnification with respect to Third Party Claims.

(d)           For all purposes of this Article IX, Losses shall be net of (i) any insurance or other recoveries actually paid to the Indemnified Party or any of its Affiliates in connection with the facts giving rise to the right of indemnification (but increased by any increase in premium payable by an Indemnified Party under any such insurance), and (ii) any Tax benefit available to the Indemnified Party or any of its Affiliates arising in connection with the accrual, incurrence or payment of any such Losses. Any amount paid as Losses shall be refunded to the extent any Tax benefit becomes available to the Indemnified Party or its Affiliates in a subsequent taxable year arising in connection with the accrual, incurrence or payment of any such Losses as and when such Tax benefit is realized.

SECTION 9.05.  Notice of Loss; Third Party Claims.  (a)  An Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given rise to a right of indemnification under this Agreement, within 30 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, that any failure to give such notice shall not relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually prejudiced as a result of such failure.

(b)           If an Indemnified Party shall receive notice of any Action, audit, claim, demand or assessment (each, a “Third Party Claim”) against it which may give rise to a claim for Loss under this Article IX, within 30 days of the receipt of such notice (or within such shorter period as may be required at Law to permit the Indemnifying Party to respond to any such claim), the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, that any failure to give such notice shall not relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually prejudiced as a result of such failure. The Indemnifying Party shall be entitled to assume and control the defense of any Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within 30 days of the receipt of such notice from the Indemnified Party.  If the Indemnifying Party elects to undertake any such defense against a Third Party Claim, the Indemnified Party may participate in such defense at its own expense, provided, that if, in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for (as “Losses” hereunder) the reasonable fees and expenses of one counsel to the Indemnified Party.  If the Indemnifying Party elects to undertake such defense against a Third Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  If the Indemnifying Party elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of such Third Party Claim unless the Indemnifying Party consents in writing to such payment or unless the Indemnifying Party withdraws from the defense of such Third Party Claim liability or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third Party Claim.  If the Indemnified Party assumes the defense of any such claims or proceeding pursuant to this Section 9.05 because the Indemnifying Party elects not to defend such Third Party Claim, or fails to notify the Indemnified Party in writing of its election to defend as provided for in this Section 9.05, the Indemnified Party may, with the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld or delayed) pay, compromise, settle or defend such Third Party Claim, including settling such claims or proceeding prior to a final judgment thereon or forgoing any appeal with respect thereto, and the aggregate amount of all Losses in connection therewith shall be indemnifiable by the Indemnifying Party hereunder.  Notwithstanding the foregoing, if the Seller is the Indemnifying Party, the Seller shall not be entitled to assume the defense of any Third Party Claim (but the fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim shall nonetheless be considered Losses for purposes of this Agreement) if the Third Party Claim:  (i) seeks an order, injunction, equitable relief or other relief other than money damages against any Purchaser Indemnified Party that cannot reasonably be separated from any related claim for money damages or (ii) seeks money damages which, together with any other Losses reasonably expected in connection therewith, are reasonably likely to exceed by a material amount the aggregate amount remaining from indemnification with respect thereto.

(c)           Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, an Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim, without the Indemnifying Party’s consent, which consent shall not be unreasonably withheld, delayed or conditioned.  If the Indemnifying Party assumes the defense of a Third Party Claim, the consent of the Indemnified Party shall be required prior to any admission of liability with respect to, or settlement, compromise or discharge of, such Third Party Claim which consent shall not be unreasonably withheld, delayed or conditioned in the event that (i) the admission, settlement, compromise or discharge relates to a claim or Action for monetary damages and (ii) the terms of any such admission, settlement, compromise or discharge obligate the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, and which releases the Indemnified Party completely (including for claims under this Agreement) in connection with such Third Party Claim.

SECTION 9.06.  Remedies.  The Purchaser and the Seller acknowledge and agree that following the Closing, except with respect to matters covered by Section 2.06 and other than as provided in Section 11.10, the indemnification provisions of Article VII and Sections 9.02, 9.03, 9.07 and 9.08 shall be the sole and exclusive remedies of the Purchaser and the Seller, as applicable, for any breach by the other party of the representations and warranties in this Agreement and for any failure by the other party to perform and comply with any covenants and agreements in this Agreement; provided, that nothing in this Section 9.06 shall (or shall be deemed to) limit, modify or otherwise affect, any Action based on fraud.  No breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Purchaser or the Seller, after the consummation of the transactions contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby.  After the Closing, each party hereto shall take all reasonable steps to mitigate its Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses, provided, however, that costs and expenses of such mitigation shall be deemed to be Losses to the extent arising out of such event.  No party shall be entitled to any payment, adjustment or indemnification more than once with respect to the same matter.  To the extent that an adjustment has been made to the Purchase Price pursuant to Section 2.06 of this Agreement or any item is included in the Company Indebtedness or any payments are made hereunder in respect of any matter relating to or arising out of this Agreement, an Indemnified Party will not be entitled to any indemnification with respect to such matter to the extent of such adjustment, inclusion or payment.

SECTION 9.07.  Environmental Matters.  (a)  With respect to any Remedial Action conducted or to be conducted at or from an Owned Real Property or a Leased Real Property that gives rise to an indemnification obligation of the Seller under Section 9.02(c), to the extent such Remedial Action relates to the Business:

(i)  The Seller shall have the right, but not the obligation, to conduct and control the Remedial Action, provided, however, that if the Seller opts to conduct such Remedial Action the Seller shall do so without unreasonably interfering with the Purchaser’s or a Morton Entity’s operations thereon.

(ii)  The Purchaser will, and will cause the applicable Morton Entity to, cooperate with the Seller, including providing reasonable access to the subject real property, including reasonable access to install, maintain, replace and operate wells and remove impacted soil and/or groundwater.

(iii)  The Seller shall only be liable for its share of the costs incurred to the extent such Remedial Action is conducted in a cost-effective and commercially reasonable manner (“Cost-Effective Manner”).  The Cost-Effective Manner shall incorporate the least stringent clean-up standards that, based upon the use classification (industrial, commercial or residential) of a subject real property as of the Closing Date, are allowed under applicable Environmental Law and, so long as commercially reasonable, the least costly methods that are allowed under applicable Environmental Law and that are approved by or otherwise acceptable to applicable Governmental Authorities to achieve such standards, including the use of engineering and institutional controls to eliminate or minimize exposure pathways.  The Purchaser shall be responsible for any operation and maintenance with respect to any such institutional or engineering controls, including any deed restriction or cap, subsequent to the completion of their initial installation and such post-installation costs shall not be subject to indemnification; provided, however, that Purchaser shall remain responsible for any groundwater monitoring or pumping, or pump and treat system, or other system providing on-going treatment or removal of Hazardous Materials from the environment until such is no longer required by the relevant Governmental Authority.

(iv)  The Seller shall not be responsible for Losses to the extent they are caused, triggered, increased or have their timing accelerated by (A) any act or omission of the Purchaser or a Morton Entity subsequent to the Closing (except to the extent required to remedy a violation of Law existing prior to the Closing), (B) any changes in Environmental Law coming into effect subsequent to the Closing, (C) the change in use classification of a subject real property subsequent to the Closing from industrial to commercial or residential or from commercial to residential, (D) any voluntary disclosure to a Governmental Authority subsequent to the Closing by or on behalf of the Purchaser or any Morton Entity of any information, (E) any decommissioning, closure or shutdown of a facility unless ordered or required by a Governmental Authority, and (F) any sampling and analysis of any environmental media conducted subsequent to the Closing by or on behalf of, or at the request or solicitation of, the Purchaser or any Morton Entity unless such sampling and analysis is (v) conducted as part of the ordinary course of environmental and safety management procedures of the relevant Morton Entity that accords and is consistent with the pre-Closing practices of the relevant Morton Entity, (w) for the purposes of a geotechnical probe conducted in connection with the expansion of a building or other facility improvement or repair where such probe is required by Environmental Law or accords with industry practice, (x) required by Environmental Law or by a Governmental Authority, (y) conducted in response to a Third Party Claim alleging that Hazardous Materials have migrated offsite from a subject Owned Real Property or Leased Real Property or (z) expressly and affirmatively required:  (i) at any Leased Real Property pursuant to any lease to which a Morton Entity is a party prior to Closing, (ii) by any prospective buyer of any Owned Real Property or Leased Real Property, or (iii) by a lender or prospective lender.

(b)           With respect to any Remedial Action conducted or to be conducted at or from an Owned Real Property or a Leased Real Property that gives rise to an indemnification obligation of the Seller under Section 9.02(c) to the extent such Remedial Action does not relate to the Business:

(i)  the Seller shall have the right, but not the obligation, to conduct and control the Remedial Action; provided, however, that, if the Seller opts to conduct such Remedial Action the Seller shall do so without unreasonably interfering with the Purchaser’s or a Morton Entity’s operations thereon;

(ii)  the Purchaser will, and will cause the applicable Morton Entity to, cooperate with the Seller, including providing reasonable access to the subject real property, including reasonable access to install, maintain, replace and operate wells and remove impacted soil and/or groundwater;

(iii)  the Seller shall only be liable for its share of the costs incurred to the extent such Remedial Action is conducted in the Cost-Effective Manner; and

(iv)  the Seller shall not be responsible for Losses to the extent they are caused, triggered, increased or have their timing accelerated by:  (A) any act or omission of the Purchaser or a Morton Entity subsequent to the Closing (except to the extent required to remedy a violation of Law existing prior to the Closing), (B) the change in use classification of a subject real property subsequent to the Closing from industrial to commercial or residential or from commercial to residential, (C) any sampling and analysis of any environmental media conducted subsequent to the Closing by or on behalf of, or at the request or solicitation of, the Purchaser or any Morton Entity unless such sampling and analysis is (v) conducted as part of the ordinary course of environmental and safety management procedures of the relevant Morton Entity that accords and is consistent with the pre-Closing practices of the relevant Morton Entity, (w) for the purposes of a geotechnical probe conducted in connection with the expansion of a building or other facility improvement or repair where such probe is required by Environmental Law or accords with industry practice, (x) required by Environmental Law or by a Governmental Authority, (y) conducted in response to a Third Party Claim alleging that Hazardous Materials have migrated offsite from a subject Owned Real Property or Leased Real Property or (z) expressly and affirmatively required:  (i) at any Leased Real Property pursuant to any lease to which a Morton Entity is a party prior to Closing, (ii) by any prospective buyer of any Owned Real Property or Leased Real Property, or (iii) by a lender or prospective lender.

(c)           The Purchaser acknowledges that its sole and exclusive remedy against the Seller for any Losses relating to any Environmental Law or Environmental Permit or with respect to any environmental, health or safety matter related in any way to this Agreement or its subject matter, or to any Pre-Closing Environmental Liability, is under Section 9.02(c), and Section 9.02(d) and 9.02(e) and Purchaser hereby waives, on its behalf and on behalf of its parents, subsidiaries (including the Morton Entities), divisions and affiliates, their predecessors, successors and assigns, and their officers, directors, employees, agents and partners, to the fullest extent permitted under applicable Law, any other claim or remedy against Seller now or hereafter available under any applicable Environmental Law related in any way to any Morton Entity prior to Closing or to any Pre-Closing Environmental Liability.

(d)           To the extent that any environmental matter relates to Remedial Action related to the Business (it being agreed and understood that all other Pre-Closing Environmental Liabilities shall not be subject to this clause (d)) and it cannot clearly be demonstrated to be a Pre-Closing Environmental Liability, and Purchaser and Seller are not able to resolve in good faith within a reasonable period of time which portion of the matter is such a Pre-Closing Environmental Liability (and therefore subject to Seller’s indemnification obligations hereunder) and which portion is a post-Closing matter (and therefore not subject to Seller’s indemnification obligations hereunder), the Seller and Purchaser shall be responsible for the Losses associated with any part of such matter for which there is no such agreed attribution in the following proportions:

If the claim for indemnification is made by Purchaser for Losses associated with the matter:	Seller (in %)	Purchaser (in %)
Within one year after the Closing Date	90	10

In the second year after the Closing Date	80	20

In the third year after the Closing Date	70	30

In the fourth year after the Closing Date	60	40

In the fifth year after the Closing Date	50	50

In the sixth year after the Closing Date	40	60

In the seventh year after the Closing Date	30	70

In the eighth year after the Closing Date	20	80

In the ninth year after the Closing Date	10	90

Thereafter	0	100

Purchaser and Seller acknowledge that, with respect to any Release of any Hazardous Material that constitutes a Pre-Closing Environmental Liability Seller shall be responsible for Losses attributable to any post-Closing migration or leaching of any such Hazardous Material; provided, that, to the extent such Pre-Closing Environmental Liability relates to the Business the Seller shall be responsible for Losses attributable to any such migration or leaching to the extent such migration or leaching is not caused by any action or negligent omission of Purchaser, and to the extent such Pre-Closing Environmental Liability does not relate to the Business the Seller shall be responsible for Losses attributable to any such migration or leaching to the extent such migration or leaching is not caused by any negligence of the Purchaser.

(e)           Notwithstanding anything to the contrary contained in this Agreement, with respect to any Pre-Closing Environmental Liability to the extent relating to the Business, the Seller shall not be liable for any claim for indemnification that is made after the tenth anniversary of the Closing Date, provided, however, that any such claim made with reasonable specificity by the Purchaser prior to the tenth anniversary of the Closing Date shall survive until such claim is finally and fully resolved.  With respect to Pre-Closing Environmental Liabilities to the extent relating to the Business, the maximum amount of indemnifiable Losses which may be recovered from the Seller shall be an amount equal to 25% of the Purchase Price, it being agreed and understood that all Pre-Closing Environmental Liabilities to the extent not related to the Business shall be subject to the maximum amount and survival period set forth in Section 9.04(b)(C).

SECTION 9.08.  Post-Retirement Welfare Obligations.  Notwithstanding anything herein to the contrary, Seller shall indemnify and hold harmless each Purchaser Indemnified Party against all Losses arising out of or resulting from any obligation to pay or provide any post-retirement welfare benefits to any US-located employees of the Morton Entities who retired prior to the Closing Date.  Seller shall indemnify and hold harmless each Purchaser Indemnified Party against any liability relating to post-retirement welfare obligations connected to the litigation in the matter of Moses Moore, et. al., US District Court of the Northern District of Ohio, Western Division for only those employees of the Morton Entities who retired prior to the Closing Date.

SECTION 9.09.  Status as Purchaser Indemnified Party.  The parties hereto acknowledge and agree that, for purposes of this Agreement, (i) prior to the consummation of the Post-Closing Legal Entity Transfer Right, the Company shall be a “Purchaser Indemnified Party” for purposes of this Agreement and (ii) following the consummation of the Post-Closing Legal Entity Transfer Right, the Company shall not be a “Purchaser Indemnified Party”.  The Seller covenants and agrees with the Purchaser that following the transfer of the MII Legal Entity (as defined in the MII Legal Entity Agreement) to the Seller pursuant to the MII Legal Entity Agreement and for a period thereafter ending not earlier than the tenth anniversary of the Closing Date, it shall take all reasonable action to ensure that the MII Legal Entity is able to satisfy on a timely basis all of its obligations.  The parties hereto agree that the MII Legal Entity shall have full power and authority to enforce the obligations of the Seller set forth in the second sentence of this Section 9.09 as if the MII Legal Entity were a party hereto.

ARTICLE X

TERMINATION

SECTION 10.01.  Termination.  This Agreement and the transactions contemplated herein may be terminated at any time prior to the Closing:

(a)           by either the Seller or the Purchaser if the Closing shall not have occurred by the first Business Day following the date that falls 9 months after the date of this Agreement (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.01(a) shall not be available to any party hereto whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date, including the Purchaser’s failure to fulfill its obligations under Section 5.04(b);

(b)           by either the Purchaser or the Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or (ii) any Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and nonappealable; provided, however, that the Purchaser’s right to terminate this Agreement under this Section 10.01(b) shall not be available to the Purchaser if the Purchaser has failed to fulfill any of its obligations under Section 5.04(b);

(c)           by the Seller if there has been a breach in any representation or warranty or a failure to perform any covenant or agreement on the part of the Purchaser set forth in this Agreement (including an obligation to consummate the Closing) that would, if occurring or continuing on the Closing Date, cause the condition set forth in Section 8.01(a) not to be satisfied, and such condition is not cured, or is incapable of being cured, by the Termination Date; provided, that the Seller is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 8.02 not to be satisfied;

(d)           by the Purchaser if there has been a breach in any representation or warranty or a failure to perform any covenant or agreement on the part of the Seller set forth in this Agreement (including an obligation to consummate the Closing) that would, if occurring or continuing on the Closing Date, cause the condition set forth in Section 8.02(a) not to be satisfied, and such condition is not cured, or is incapable of being cured, by the Termination Date; provided, that the Purchaser is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 8.01 not to be satisfied; or

(e)           by the mutual written consent of the Seller and the Purchaser.

SECTION 10.02.  Effect of Termination.  In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except that (a) Section 5.03, this Section 10.02 and Article XI shall survive any termination and (b) nothing herein shall relieve any party from liability for any breach of this Agreement occurring prior to such termination.

ARTICLE XI

GENERAL PROVISIONS

SECTION 11.01.  Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 11.02.  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by (i) delivery in person, (ii) an internationally recognized overnight courier service, (iii) facsimile or (iv) by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address or facsimile number for a party as shall be specified in a notice given in accordance with this Section 11.02):

(a)           if to the Seller:

Rohm and Haas Co.
100 Independence Mall West
Philadelphia, PA  19106
Facsimile:  (215) 592-3726
Attention:  General Counsel

with a copy to:

The Dow Chemical Company
2030 Dow Center
Midland, Michigan 48674
Facsimile:  (989) 638-9347
Attention:  Executive Vice President and General Counsel

and to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY  10022-6069
Facsimile:  (212) 848-7179
Attention:  George A. Casey, Esq.

(b)           if to the Purchaser or Designated Purchaser:

K+S Aktiengesellschaft
Postfach 102029
34111 Kassel
Germany
Facsimile:  +49 561 9301 2470
Attention:  Andreas Goebel, General Counsel

with a copy to:

Freshfields Bruckhaus Deringer US LLP
520 Madison Avenue, 34th Floor
New York, NY 10022
Facsimile:  (212) 277-4001

Attention:  Matthew F. Herman, Esq.
    Julian M. Pritchard, Esq.

SECTION 11.03.  Public Announcements.  None of the parties to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party unless such press release or public announcement is required by Law or applicable stock exchange regulation, in which case the parties to this Agreement shall, to the extent practicable, consult with each other as to the timing and contents of any such press release, public announcement or communication; provided, that neither party shall be required to consult with the other prior to making any communications substantially similar to communications previously issued after consultation with such other party.

SECTION 11.04.  Severability.  If any term or other provision (or portion thereof) of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions (or remaining portions thereof) of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

SECTION 11.05.  Entire Agreement.  This Agreement, the Ancillary Agreements, the Confidentiality Agreement and the Disclosure Schedule constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Seller and the Purchaser with respect to the subject matter hereof and thereof.

SECTION 11.06.  Assignment.  This Agreement and the rights and obligations hereunder may not be assigned by operation of Law or otherwise without the express written consent of the Seller and the Purchaser (which consent may be granted or withheld in the sole discretion of the Seller or the Purchaser, as the case may be), and any such purported assignment shall be void; provided, however, that prior to the Closing Date, either party hereto may, without the prior written consent of the other party, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries (including, in the case of the Purchaser, any Designated Purchaser) for so long as such assignee remains a wholly-owned subsidiary of such party.  Any attempted assignment in violation of this Section 11.06 shall be null and void and of no effect.  No assignment shall relieve the assigning party of its obligations hereunder.

SECTION 11.07.  Amendment.  This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Seller and the

Purchaser that expressly references the Section(s) of this Agreement to be amended or (b) by a waiver in accordance with Section 11.08.

SECTION 11.08.  Waiver.  Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

SECTION 11.09.  No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns.  The Indemnified Parties shall be express third party beneficiaries of the provisions of this Agreement in Article IX and the Company shall be an express third party beneficiary of Section 9.09.  Except for the prior sentence, nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.  Furthermore, nothing contained herein shall (i) be treated as an amendment to any particular Plan or (ii) prevent any Morton Entity, Purchaser or its Affiliates from amending or terminating any benefit arrangement.

SECTION 11.10.  Specific Performance.  The parties hereto acknowledge and agree that the parties would be irreparably damaged if any of the provisions of this Agreement (including, without limitation, the covenants of Dow set forth in the signature page hereto) are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at law.  Accordingly, in addition to any other right or remedy to which the Purchaser or the Seller, as the case may be, may be entitled, at law or in equity (including monetary damages), such party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement without posting any bond or other undertaking.

SECTION 11.11.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York.  All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York.  Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by either party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

SECTION 11.12.  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.12.

SECTION 11.13. Counterparts.  This Agreement may be executed and delivered (including by facsimile or electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ROHM AND HAAS COMPANY

By:	/s/ Stephen Doktycz
	Name:	Stephen Doktycz
	Title:	Authorized Signatory

K+S AKTIENGESELLSCHAFT

By:	/s/ Alexa Hergenroether
	Name:	Alexa Hergenroether
	Title:	Head of Corporate Development

By:	/s/ Andreas Goebel
	Name:	Andreas Goebel
	Title:	Head of Legal, Insurance and Compliance

Subject to the satisfaction of the conditions in Article VIII, The Dow Chemical Company hereby covenants and agrees to execute and deliver at Closing the Guarantee.  The provisions of Section 11.10 shall apply to this covenant.

THE DOW CHEMICAL COMPANY

By:	/s/ Charles J. Kalil
	Name:	Charles J. Kalil
	Title:	Executive Vice President, General Counsel and Corporate Secretary